UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
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Sun Communities, Inc.
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SUN COMMUNITIES, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 18, 2017
You are cordially invited to attend the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Sun Communities, Inc. The Annual Meeting will be held on Thursday, May 18, 2017, at 11:00 a.m., local time at 27777 Franklin Road, Suite 100, Southfield, MI 48034. At the Annual Meeting, common stockholders of record at the close of business on March 10, 2017 (the “Record Date”) will be asked to:

1.	Elect six directors to serve until our 2018 annual meeting of stockholders or until their successors shall have been duly elected and qualified;

2.	Ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for 2017;

3.	Conduct a non-binding advisory vote on executive compensation;

4.	Conduct a non-binding advisory vote on the frequency of stockholders votes on executive compensation; and

5.	Consider any other business properly brought before the Annual Meeting.
The attached Proxy Statement contains details of the proposals to be voted on at the Annual Meeting. We encourage you to read the Proxy Statement carefully.
Only common stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting or any adjournments.
Your vote is important to us. Please vote as promptly as possible by using the internet, telephone or by signing, dating and returning the proxy card mailed to those who receive paper copies of this Proxy Statement.
IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 2017.
This Proxy Statement and our Annual Report to stockholders are available at www.proxyvote.com.

By Order of the Board of Directors
March 30, 2017	/s/ Karen J. Dearing
Secretary

(i)

SUN COMMUNITIES, INC.
PROXY STATEMENT

INTRODUCTION

This Proxy Statement contains information related to the 2017 Annual Meeting of Stockholders (the "Annual Meeting") of Sun Communities, Inc. (the "Company"), which will be held on Thursday, May 18, 2017, at 11:00 a.m. local time at 27777 Franklin Road, Suite 100, Southfield, MI 48034. On or about March 30, 2017, we began mailing a notice containing instructions on how to access these proxy materials to all stockholders of record at the close of business on March 10, 2017 (the "Record Date").

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the Purpose of the Annual Meeting?

At the Annual Meeting, stockholders will vote on the following proposals (the “Proposals”):

•	Proposal No. 1 — Elect six directors to serve until our 2018 annual meeting of stockholders or until their successors shall have been duly elected and qualified;
•	Proposal No. 2 — Ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for 2017;
•	Proposal No. 3 — Non-binding advisory vote on executive compensation; and
•	Proposal No. 4 — Non-binding advisory vote on frequency of stockholder votes on executive compensation.

In addition, stockholders shall consider any other business properly brought before the Annual Meeting.

We have sent these proxy materials to you because our Board of Directors (the "Board of Directors" or "Board") is requesting that you allow your shares of our common stock to be represented at the Annual Meeting by the proxies named in the enclosed proxy card. This Proxy Statement contains information that we are required to provide you under the rules of the Securities and Exchange Commission ("SEC") and that is designed to assist you in voting your shares of common stock.

Who is Entitled to Vote?

You will be entitled to vote your shares of common stock on the Proposals if you held your shares of common stock at the close of business on the Record Date. As of the Record Date, a total of 73,531,566 shares of common stock were outstanding and entitled to vote held by 204 holders of record. Shares cannot be voted at the Annual Meeting unless the holder is present in person or represented by proxy. Each share of common stock entitles its holder to cast one vote for each matter to be voted upon.

What is Required to Hold the Annual Meeting?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding and entitled to vote on the Record Date will constitute a quorum permitting business to be conducted at the Annual Meeting. If you have returned valid proxy instructions or you attend the Annual Meeting and vote in person, your shares of common stock will be counted for purposes of determining whether there is a quorum, even if you abstain from voting on any or all matters introduced at the Annual Meeting. If there is not a quorum at the Annual Meeting, the stockholders entitled to vote at the Annual Meeting, whether present in person or represented by proxy, will only have the power to adjourn the Annual Meeting until such time as there is a quorum. The Annual Meeting may be reconvened without notice to the stockholders, other than an announcement at the prior adjournment of the Annual Meeting, within 120 days after the Record Date, and a quorum must be present at such reconvened Annual Meeting.

How do I Vote?

Your vote is important. Stockholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card.

•	To vote by Internet, go to www.proxyvote.com and follow the instructions there. You will need the 12 digit number included on your proxy card, voter instruction form or notice.

•
To vote by telephone, stockholders should dial the phone number listed on their voter instruction form and follow the instructions. You will need the 12 digit number included on the voter instruction form or notice.

•	If you received a notice and wish to vote by traditional proxy card, you can receive a full set of materials at no charge through one of the following methods:

(i)    by internet: www.proxyvote.com;

(ii)    by phone: (800) 579-1639; or

(iii)	by email: sendmaterial@proxyvote.com (your email should contain the 12 digit number in the subject line included on the voter instruction form or notice).

The deadline for voting by phone or electronically is 11:59 p.m., Eastern Time, on May 17, 2017.

If you complete your proxy via the internet, telephone or properly sign and return you proxy card, your shares will be voted as you direct. You may specify whether your shares should be voted: (1) for all, some or none of the nominees for director, (2) for or against Proposal No. 2, (3) for or against Proposal No. 3, and (4) for or against Proposal No. 4.

We encourage you to provide voting instructions to your brokerage firm by returning a completed proxy. This ensures your shares will be voted at the Annual Meeting according to your instructions. You should receive directions from your brokerage firm about how to submit your proxy to them at the time you receive notice of this Proxy Statement.

Can I Change or Revoke My Proxy?

Yes, you may change your proxy at any time before the Annual Meeting by timely delivery of a properly executed, later-dated proxy or by voting in person at the Annual Meeting. You may also revoke your proxy by filing with our Secretary, any time prior to the time set for commencement of the Annual Meeting, a written notice of revocation bearing a later date than the proxy. However, attendance (without further action) at the Annual Meeting will not by itself constitute revocation or change of a previously granted proxy.

What are the Board’s Recommendations?

If no instructions are indicated on your valid proxy, the representatives holding your proxy will vote in accordance with the recommendations of the Board. The Board unanimously recommends a vote:

•	FOR the election of each of the nominees for director;
•	FOR the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for 2017;
•	FOR the non-binding approval of the executive compensation as disclosed in this Proxy Statement; and
•	FOR an advisory vote on executive compensation each year at the annual meeting of stockholders.

With respect to any other matter that properly comes before the Annual Meeting or any adjournment or postponement thereof, the representatives holding proxies will vote in their own discretion.

How Can I Receive a Proxy Statement and Annual Report?

Our Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on February 23, 2017, is available electronically via the Internet at www.proxyvote.com. In addition, we will provide without charge to each person to whom this Proxy Statement is delivered, upon written or verbal request, a copy of this Proxy Statement and our

Annual Report on Form 10-K for the year ended December 31, 2016, which contains our audited financial statements.  Written or telephone requests should be directed to us at 27777 Franklin Road, Suite 200, Southfield, Michigan 48034.  Our telephone number is (248) 208-2500.

If you received a notice and wish to vote by traditional proxy card, you can receive a full set of materials at no charge through one of the following methods:

(i)    by internet: www.proxyvote.com;

(ii)    by phone: (800) 579-1639; or

(iii)	by email: sendmaterial@proxyvote.com (your email should contain the 12 digit number in the subject line included on the voter instruction form or notice).

What Vote is Needed to Approve Each Proposal?

Following are the votes needed in order for each Proposal to be approved at the Annual Meeting. For all Proposals a quorum must be present at the Annual Meeting.

Proposal No. 1:  The affirmative vote by a majority of all the votes cast in person or by proxy at the Annual Meeting is necessary for the election of six directors to serve until our 2018 annual meeting of stockholders, or until their successors shall have been duly elected and qualified.

Proposal No. 2: The affirmative vote by a majority of all the votes cast in person or by proxy at the Annual Meeting is required for the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for 2017.

Proposal No. 3:  The affirmative vote by a majority of all the votes cast in person or by proxy at the Annual Meeting is required for the non-binding approval of the executive compensation of our named executive officers as disclosed in this Proxy Statement.

Proposal No. 4: The one-year, two-year or three-year frequency receiving the affirmative non-binding vote of the holders of record of a majority of all votes cast will be the frequency option approved.

We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions do not constitute a vote "for" or "against" any matter being voted on at the Annual Meeting and will not be counted as "votes cast." Therefore, abstentions will have no effect on any of the proposals. Broker "non-votes," or proxies from brokers or nominees indicating that such broker or nominee has not received instructions from the beneficial owner or other entity entitled to vote such shares on a particular matter with respect to which such broker or nominee does not have discretionary voting power, will be treated in the same manner as abstentions for purposes of the Annual Meeting. If you are a beneficial owner whose shares of common stock are held of record by a broker, your broker has discretionary voting authority under New York Stock Exchange ("NYSE") rules to vote your shares on Proposal No. 2 even if the broker does not receive voting instructions from you. However, under NYSE rules, your broker does not have discretionary authority to vote on any of the other proposals without instructions from you, in which case a broker "non-vote" will occur and your shares of common stock will not be voted on these matters.

How is My Vote Counted?

If the proxy in the form enclosed is duly executed, dated and returned, and it has not been revoked in accordance with the instructions enclosed, the shares of common stock represented by the proxy will be voted by Gary A. Shiffman and Karen J. Dearing, the Board’s proxy agents for the Annual Meeting, in the manner specified in the proxy. If no specification is made, the common stock will be voted “for” the election of the six nominees for the Board, “for” the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for 2017, “for” the executive compensation as disclosed in this Proxy Statement, and “for” an advisory vote on executive compensation each year at the annual meeting of stockholders, and at the discretion of Gary A. Shiffman and Karen J. Dearing, the Board’s designated representatives for the Annual Meeting, with respect to such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting. It is not anticipated that any matters other than those set forth in this Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders. In addition, no stockholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.

Who is Soliciting My Proxy?

This solicitation of proxies is made by and on behalf of our Board. Proxies may be solicited by personal interview, telephone, facsimile or email or by our directors, officers and employees. Arrangements may also be made with brokerage houses or other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of common stock held of record by such persons, and we may reimburse them for reasonable out-of-pocket expenses incurred in forwarding the material. We anticipate fees and expenses for these parties will not exceed $3,000. The costs of all proxy solicitation will be borne by us.

Our principal executive offices are located at 27777 Franklin Road, Suite 200, Southfield, Michigan 48034.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors and Committees

Under our charter, each of our directors serves for a one-year term or until his or her successor is duly elected and qualified. Our current directors are Stephanie W. Bergeron, Brian M. Hermelin, Ronald A. Klein, Clunet R. Lewis, Ronald L. Piasecki, Gary A. Shiffman and Arthur A. Weiss. Pursuant to the retirement age provisions of our Corporate Governance Guidelines, Mr. Piasecki has decided not to stand for re-election, but he will continue to serve on the Board of Directors until the date of the Annual Meeting.

The Board meets quarterly, or more often as necessary. The Board met ten times during 2016 and took various actions pursuant to resolutions adopted by unanimous written consent. All directors attended at least 75% of the meetings of the Board and each committee on which they served. All of our then-serving board members attended the 2016 annual meeting of our stockholders.

Several important functions of the Board may be performed by committees that are comprised of members of the Board. Our bylaws authorize the formation of these committees and grant the Board the authority to prescribe the functions of each committee and the standards for membership of each committee. In addition, the Board appoints the members of each committee. The Board has five standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, an Executive Committee, and a Manufactured Housing (MH) Finance Housing Committee. You may find copies of the charters of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee (the "NCG Committee") and the Executive Committee under the “Investors-Officers and Directors” section of our website at www.suncommunities.com. You may also find a copy of our corporate governance guidelines and our code of business conduct and ethics under the “Investors-Officers and Directors” section of our website at www.suncommunities.com. All of the committee charters, our corporate governance guidelines and our code of business conduct and ethics are available in print to any stockholder who requests them.

The Audit Committee operates pursuant to a fifth amended and restated charter that was approved by the Board in October 20, 2016, and is reviewed annually. The fifth amended and restated charter is attached here to as Appendix A. It is also available under the “Investors-Officers and Directors” section of our website at www.suncommunities.com. The Audit Committee, among other functions, (i) has the sole authority to appoint, retain, terminate and determine the compensation of our independent accountants, (ii) reviews with our independent accountants the scope and results of the audit engagement, (iii) approves professional services provided by our independent accountants, (iv) reviews the independence of our independent accountants, and (v) directs and controls our internal audit functions. The current members of the Audit Committee are Messrs. Clunet R. Lewis (Chairman), Brian M. Hermelin and Ms. Stephanie W. Bergeron, all of whom are “independent,” as that term is defined in the rules of the SEC and applicable rules of the NYSE. The Audit Committee held six formal meetings during the year ended December 31, 2016. The Board has determined that each member of the Audit Committee is an “audit committee financial expert,” as defined by SEC rules.

The Compensation Committee operates pursuant to a first amended and restated charter that was approved by the Board in March 2016. A copy of the Compensation Committee Charter is available under the “Investors-Officers and Directors” section of our website at www.suncommunities.com. The Compensation Committee, among other functions, (i) consults with executive management in developing a compensation philosophy, (ii) reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and such other executive officers as may be designated by the Chief Executive Officer, evaluates the performance of such officers in light of such goals and objectives, and determines and approves the compensation of such officers based on these evaluations, (iii) approves the compensation of our other executive officers, (iv) recommends to the Board for approval the compensation of the non-employee directors, (v) oversees our incentive-compensation plans and equity-based plans, and (vi) reviews and approves any employment agreements and severance agreements to be made with any existing or prospective executive officer. The current members of the Compensation Committee are Messrs. Brian M. Hermelin (Chairman), Clunet R. Lewis, and Ronald L. Piasecki, all of whom are independent directors under the NYSE rules. Mr. Piasecki has decided not to stand for reelection at the Annual Meeting. During the year ended December 31, 2016, the Compensation Committee held three formal meetings and took various actions by unanimous written consent.

The NCG Committee operates pursuant to a charter that was approved by the Board in March 2004. A copy of the NCG Committee Charter is available under the “Investors-Officers and Directors” section of our website at www.suncommunities.com. The NCG Committee, among other functions, is responsible for (i) identifying individuals qualified to become Board members, consistent with criteria approved by the Board, (ii) recommending that the Board select the committee-recommended nominees for election at each annual meeting of stockholders, (iii) developing and recommending to the Board a set of corporate governance guidelines applicable to us, and (iv) periodically reviewing such guidelines and recommending any changes, and overseeing the evaluation of the Board. The current members of the NCG Committee are Messrs. Ronald A. Klein (Chairman), Clunet R. Lewis and Ronald L. Piasecki, all of whom are independent under the NYSE rules. Mr. Piasecki has decided not to stand for reelection at the Annual Meeting. The NCG Committee held one formal meeting during the year ended December 31, 2016. The NCG Committee considers diversity and skills in identifying nominees for service on our Board. Regarding diversity, the NCG Committee considers the entirety of the board and a wide range of economic, social and ethnic backgrounds and does not nominate representational directors from any specific group.

The Executive Committee operates pursuant to a charter that was approved by the Board in January 2014 and amended in February 2015 and July 2015. The Executive Committee was established to generally manage our day-to-day business and affairs between regular Board meetings. The Executive Committee has specific authority to approve any and all acquisitions and/or financings (including refinancings of existing debt) by us or our subsidiaries up to a maximum purchase price or loan amount of $125 million per transaction. In no event may the Executive Committee, without the prior approval of the Board acting as a whole: (i) recommend to the stockholders an amendment to our charter; (ii) amend our bylaws; (iii) adopt an agreement of merger or consolidation; (iv) recommend to the stockholders the sale, lease or exchange of all or substantially all of our property and assets; (v) recommend to the stockholders our dissolution or a revocation of a dissolution; (vi) fill vacancies on the Board; (vii) fix compensation of the directors for serving on the Board or on a committee of the Board; (viii) declare distributions or authorize the issuance of our stock; (ix) approve or take any action with respect to any related party transaction involving us; or (x) take any other action which is forbidden by our bylaws or charter. All actions taken by the Executive Committee must be promptly reported to the Board as a whole and are subject to ratification, revision and alteration by the Board. The current members of the Executive Committee are Messrs. Gary A. Shiffman, Arthur Weiss and Ronald A. Klein. The Executive Committee held one formal meeting during the year ended December 31, 2016.

The MH Finance Committee was created by the Board in April 2016 and is comprised of Ronald A. Klein (Chairman) and Arthur A. Weiss. It is empowered to (i) review, consider and evaluate all potential sources of financing for manufactured homes, and (ii) negotiate the terms and conditions of any such financing, subject to the Board’s approval of the definitive agreements. During the year ended December 31, 2016, the MH Finance Committee did not hold any formal meetings.

The Board oversees and implements its risk management function several different ways. Specifically, the Audit Committee discusses our risk assessment and risk management policies with the Chief Financial Officer and other accounting staff, our internal auditor and our independent accountants in conjunction with its review of our financial statements as they deem necessary. In addition, the Board discusses the general risks facing us, the risk factors disclosed in our annual and period reports and our risk management policies with our executive management team from time to time throughout the year. In the event that a specific risk is identified, the Board or the Audit Committee directs management to assess, evaluate and provide remedial recommendations to the Board or the Audit Committee.

Communications with the Board

If you wish to communicate with any of the directors of the Board or the Board as a group, you may do so by writing to them at [Name(s) of Director(s)/Board of Directors of Sun Communities, Inc.], c/o Compliance Officer, Sun Communities, Inc., 27777 Franklin Road, Suite 200, Southfield, MI 48034.

If you wish to contact the Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters, you may do so by writing to Chairman of the Audit Committee of Sun Communities, Inc., c/o Compliance Officer, Sun Communities, Inc., 27777 Franklin Road, Suite 200, Southfield, MI 48034. You are welcome to make any such report anonymously but we prefer that you identify yourself so that we may contact you for additional information if necessary or appropriate.

If you wish to communicate with our non-management directors as a group, you may do so by writing to Non-Management Directors of Sun Communities, Inc., c/o Compliance Officer, Sun Communities, Inc., 27777 Franklin Road, Suite 200, Southfield, MI 48034.

We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the Compliance Officer will be forwarded by the Compliance Officer promptly to the addressee(s).

Board Leadership Structure and Independence of Non-Employee Directors

The Board and the NCG Committee assess and revise our leadership structure from time to time. The Board does not have a fixed policy regarding the separation of the offices of Chairman and Chief Executive Officer and believes that it should maintain the flexibility to select the Chairman and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders. Gary A. Shiffman currently serves as our Chairman of the Board and Chief Executive Officer. The Board believes that combining the Chairman and Chief Executive Officer positions is the right corporate governance structure for us at this time because it most effectively utilizes Mr. Shiffman's extensive experience and knowledge regarding the Company and the manufactured home industry and provides for the most efficient leadership of our Board and the Company. The Board believes that Mr. Shiffman, rather than an independent director, is in the best position, as Chairman and Chief Executive Officer, to lead Board discussions regarding our business and strategy and to help the Board respond quickly and effectively to the many business challenges affecting the Company. The Board also believes that this structure is preferable because it allows one person to speak for and lead the Company and the Board and that splitting the roles of Chairman and Chief Executive Officer may cause the Company's leadership to be less effective.

Although the Board believes that it is more effective to have one person serve as our Chairman and Chief Executive Officer at this time, it also recognizes the importance of strong independent leadership on the Board. Accordingly, in addition to maintaining a significant majority of independent directors (as described below) and independent Board committees, the Board appoints a Lead Independent Director on an annual basis to serve for a term of one year. Mr. Clunet R. Lewis is currently serving as Lead Independent Director. The Lead Independent Director calls and presides at the executive sessions of our independent directors, acts as a liaison between our management team and the Board and is responsible for identifying, analyzing and making recommendations to the Board with respect to certain strategic and extraordinary matters. The Board believes that its Lead Independent Director structure including the duties and responsibilities described above provides the same independent leadership, oversight, and benefits for the Company and the Board that would be provided by an independent Chairman.

The NYSE rules require that a majority of the Board consist of members who are independent. There are different measures of director independence-independence under NYSE rules, under Section 16 of the Exchange Act and under Section 162(m) of the Code. The Board has reviewed information about each of our non-employee directors and determined that Ms. Stephanie W. Bergeron and Messrs. Brian M. Hermelin, Ronald A. Klein, Clunet R. Lewis, and Ronald L. Piasecki are independent directors. The independent directors meet on a regular basis in executive sessions without management participation. In 2016, the executive sessions occurred after many of the regularly scheduled meetings of the entire Board and may occur at such other times as the independent directors deem appropriate or necessary.

Consideration of Director Nominees

Board Membership Criteria

The Board of Directors has established criteria for Board membership. These criteria include the following specific, minimum qualifications that the NCG Committee believes must be met by an NCG Committee-recommended nominee for a position on the Board:

•	The candidate must have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing;

•	The candidate must be highly accomplished in his or her field, with superior credentials and recognition;

•	The candidate must be well regarded in the community and must have a long-term reputation for high ethical and moral standards;

•	The candidate must have sufficient time and availability to devote to our affairs, particularly in light of the number of boards on which the nominee may serve; and

•
The candidate’s principal business or occupation must not be such as to place the candidate in competition with us or conflict with the discharge of a director’s responsibilities to us or to our stockholders.

In addition to the minimum qualifications for each nominee set forth above, the NCG Committee will recommend director candidates to the full Board for nomination, or present director candidates to the full Board for consideration, to help ensure that:

•	A majority of the Board of Directors shall be “independent” as defined by the NYSE rules;

•	Each of its Audit, Compensation and NCG Committees shall be comprised entirely of independent directors; and

•	At least one member of the Audit Committee shall have such experience, education and qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.

Consideration of Stockholder Nominated Directors

The NCG Committee’s current policy is to review and consider any director candidates who have been recommended by stockholders in compliance with the procedures established from time to time by the NCG Committee. All stockholder recommendations for director candidates must be submitted in writing to our Secretary at Sun Communities, Inc., 27777 Franklin Road, Suite 200, Southfield, MI 48034, who will forward all recommendations to the NCG Committee. All stockholder recommendations for director candidates must include the following information:

•	The stockholder’s name, address, number of shares owned, length of period held and proof of ownership;

•
The name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;

•
A description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership as approved by the Board from time to time;

•	A description of all arrangements or understandings between the stockholder and the proposed director candidate;

•
The consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and

•	Any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

Identifying and Evaluating Nominees

The NCG Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, executive officers, third-party search firms or any other source it deems appropriate. The NCG Committee will review and evaluate the qualifications of any proposed director candidate that it is considering or has been recommended to it by a stockholder in compliance with the NCG Committee’s procedures for that purpose, and conduct inquiries it deems appropriate into the background of these proposed director candidates. When nominating a sitting director for re-election, the NCG Committee will consider the director’s performance on the Board and the director’s qualifications in respect to the criteria set forth above. Other than circumstances in which we are legally required by contract or otherwise to provide third parties with the ability to nominate directors, the NCG Committee will evaluate all proposed director candidates based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.

Incumbent Directors

The following list identifies each incumbent director for election to the Board at the Annual Meeting and describes each person’s principal occupation for the past five years. Each of the directors has served continuously from the date of his or her election to the present time.

Name	Age	Office
Gary A. Shiffman	62	Chairman, Chief Executive Officer and Director
Stephanie W. Bergeron	63	Director
Brian Hermelin	51	Director
Ronald A. Klein	59	Director
Clunet R. Lewis	70	Director
Ronald L. Piasecki (1)	78	Director
Arthur A. Weiss	68	Director

(1) Mr. Piasecki has decided not to stand for reelection at the Annual Meeting, and therefore will not be a nominee for election at the Annual Meeting.

Gary A. Shiffman is our Chairman and Chief Executive Officer and has been a director and an executive officer since our inception in 1993. He is a member of our Executive Committee. He has been actively involved in the management, acquisition, construction and development of manufactured housing communities and has developed an extensive network of industry relationships over the past thirty years. He has overseen the acquisition, rezoning, development, expansion and marketing of numerous manufactured home communities, as well as recreational vehicle communities. Additionally, Mr. Shiffman, through his family-related interests, has had significant direct holdings in various real estate asset classes, which include office, multi-family, industrial, residential and retail. Mr. Shiffman is an executive officer and a director of SHS and all of our other corporate subsidiaries.

Stephanie W. Bergeron has been a director since 2007. She is a member of our Audit Committee. Ms. Bergeron, a certified public accountant, previously served as the President and Chief Executive Officer of Walsh College where she was named President Emerita. Additionally, Ms. Bergeron serves as President and Chief Executive Officer of Bluepoint Partners, LLC, a firm providing financial consulting services. From 1998 to 2003, Ms. Bergeron served as Vice President and Treasurer and then Senior Vice President-Corporate Financial Operations of The Goodyear Tire & Rubber Company (“Goodyear”). Prior to joining Goodyear, Ms. Bergeron was a Vice President and Assistant Treasurer of DaimlerChrysler Corporation. She has also served on Audit Committees of several publicly traded companies (including as chairman) and a number of not for profit organizations. During her business career, Ms. Bergeron directed staff responsible for accounting, treasury, investor relations and tax matters. Crain’s Detroit Business named Bergeron one of its “Most Influential Women” in 1997 and in 2007.

Brian M. Hermelin has been a director since 2014. He is the chairman of our Compensation Committee and a member of our Audit Committee. Mr. Hermelin is the Co-Founder and Managing Partner since 2007 of Rockbridge Growth Equity LLC, a private equity investment firm focusing on companies in the business services, financial services, sports, media and entertainment, and consumer direct marketing industries. He is also a co-founder and General Partner of Detroit Venture Partners, LLC, a venture capital firm based in Detroit, Michigan. From 2000 to 2011, Mr. Hermelin served as Chairman and Chief Executive Officer of Active Aero Group/USA Jet Airlines Inc., an air charter and logistics firm that also operates an air charter service for freight and passenger air transport. In addition, he is the chair of the Audit Committee of Jack Ohio LLC.

Ronald A. Klein has been a director since 2015. He is Chairman of our NCG Committee, Chairman of our Finance Committee and a member of the Executive Committee. Mr. Klein has served as a director and Chief Executive Officer of Origen Financial, Inc. a financial services company, formerly a publicly traded Mortgage REIT that originated, securitized and serviced manufactured home loans. From 2010 until its merger with Chemical Financial Corporation in 2016, he was a director of Talmer Bancorp, Inc. and Talmer Bank. Talmer Bank merged with Chemical Financial Corporation in 2016 and Mr. Klein is currently a director of Chemical Bank (Nasdaq: CHFC), where he serves on the nominating and governance, risk and audit committees. Mr. Klein is also actively involved with several closely-held companies in the real estate industry and the technology industry. He is a graduate of the University of Michigan Law School.

Clunet R. Lewis has been a director since 1993. He is the chairman of our Audit Committee, a member of our Compensation Committee and our NCG Committee, and he serves as the Lead Independent Director. Mr. Lewis has also chaired Special Committees of our Independent Directors formed to review and evaluate strategic alternatives. Mr. Lewis is a retired commercial lawyer. While in private practice, Mr. Lewis specialized in mergers and acquisitions, debt financings, issuances of equity and debt securities, and corporate governance and control issues. Mr. Lewis has also served as Board Member, General Counsel, Chief Financial Officer, President, and Managing Director of other public and private companies.

Ronald L. Piasecki has been a director since 1996, upon completion of our acquisition of twenty-five MH communities (the “Aspen Properties”) owned by affiliates of Aspen Enterprises, Ltd. (“Aspen”). Mr. Piasecki has decided not to stand for re-election at the Annual Meeting. He is a member of our Compensation Committee and NCG Committee. Mr. Piasecki was a managing director of Aspen Properties, which he co-founded in 1974. From 1974 until its sale to us in 1996, Mr. Piasecki was the managing partner responsible for property finance, legal and accounting matters, resident relations, and lobbying. Prior to our acquisition, Aspen was one of the largest privately-held developers and owners of manufactured housing communities in the U.S.

Arthur A. Weiss has been a director since 1996. He is a member of our Executive Committee. Since 1976, Mr. Weiss has practiced law with the law firm of Jaffe, Raitt, Heuer & Weiss, Professional Corporation, which represents us in various matters. Mr. Weiss is currently Chairman of the firm and a shareholder of Jaffe, Raitt, Heuer & Weiss, Professional Corporation. Mr. Weiss practices law in the area of business planning, taxation, estate planning and real estate law. Mr. Weiss is a director of several closely-held companies in the real estate industry, steel industry and technology industry and Talmer Bancorp, Inc., until its merger with Chemical Financial Corporation in 2016. After the Talmer Bancorp, Inc. merger, Mr. Weiss was nominated and elected to the Chemical Financial Corporation board of directors and he serves on the nominating and governance and audit committees. Mr. Weiss is also a director and officer of a number of closely held public and private nonprofit corporations. Mr. Weiss received a MBA in finance and a post graduate LLM degree from New York University in taxation.

In addition to each director’s qualifications, experience and skills outlined in their biographical data above and the minimum Board qualifications set forth above, our NCG Committee looked for certain attributes in each director and based on these attributes, and the mix of attributes of the other incumbent directors, determined that each director should serve on our Board. The NCG Committee does not require that each director possess all of these attributes but rather that the Board is comprised of directors that, taken together, provide us with a variety and depth of knowledge, judgment and experience necessary to provide effective oversight and vision. These attributes include: (a) significant leadership skills as a chief executive officer and/or relevant board member experience, (b) real estate industry experience, (c) transactional experience, especially within the real estate industry, (d) relevant experience in property operations, (e) financial expertise, and (f) legal or regulatory experience.

The following table lists the attributes of each incumbent director, as determined by the NCG Committee:

Director	CEO/Board Experience	Real Estate Industry	Transactional Experience	Property Operations	Financial Expertise	Legal / Regulatory
Gary A. Shiffman	X	X	X	X	X
Stephanie W. Bergeron	X	X	X		X
Brian Hermelin	X	X	X		X
Ronald A. Klein	X	X	X	X	X	X
Clunet R. Lewis	X	X	X		X	X
Ronald L. Piasecki	X	X	X	X	X	X
Arthur A. Weiss	X	X	X		X	X

To the best of our knowledge, as of the date of this document, there are no material proceedings to which any director is currently a party, or has a material interest, adverse to the Company. Except as described below, to the best of our knowledge, during the past ten years: (i) there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any director, (ii) no director has been the subject of a or a party to any judicial or administrative proceedings relating to an alleged violation of (a) mail or wire fraud; (b) fraud in connection with any business entity; (c) violations of federal or state securities, commodities, banking or insurance laws and regulations, and (iii) no director has been the subject of a or a party to any sanction or order of any self-regulatory organization, any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

As announced on February 27, 2006, the SEC completed its inquiry regarding the accounting for our SunChamp investment during 2000, 2001 and 2002, and the entry of an agreed-upon Administrative Order (the “Order”). The Order required us to cease and desist from violations of certain non-intent based provisions of the federal securities laws, without admitting or denying any such violations. On February 27, 2006, the SEC filed a civil action against Mr. Shiffman, in his capacity as our Chief Executive Officer, Jeffrey P. Jorissen, our then (and now former as of February 2008) Chief Financial Officer and a former Controller in the U.S. District Court for the Eastern District of Michigan alleging various claims generally consistent with the SEC’s findings set forth in the Order. On July 21, 2008, the U.S. District Court for the Eastern District of Michigan approved a settlement whereby the SEC dismissed its civil lawsuit against Mr. Shiffman and our former Controller. The SEC concurrently reached a settlement with Mr. Jorissen.

Director Compensation Tables

Directors who are also employees receive no additional compensation for their services as directors. During 2016, we paid directors that are not our employees the following annual fees:

	Chairman	Member
Annual Retainer	$—	$65,000
Audit Committee	$40,000	$35,000
Compensation Committee	$15,000	$10,000
NCG Committee	$15,000	$10,000
Executive Committee	$—	$10,000
MH Finance Committee	$30,000	$7,500
Lead Director	$—	$15,000

The following tables provide compensation information for each member of the Board for the year ended on December 31, 2016.

Name	Fees Earned Paid in Cash	March 2016 Restricted Stock Award (1)	Total	Aggregate number of options and restricted stock outstanding at December 31, 2016
Stephanie W. Bergeron	$100,000	$166,680	$266,680	6,600
James R. Goldman (3)	$25,000	$—	$25,000	—
Brian M. Hermelin	$115,000	$166,680	$281,680	6,600
Ronald A. Klein	$116,250	$166,680	$282,930	4,600
Paul D. Lapides (2)	$33,333	$166,680	$200,013	—
Clunet R. Lewis	$140,000	$166,680	$306,680	6,600
Ronald L. Piasecki	$85,000	$166,680	$251,680	6,600
Randall K. Rowe (3)	$18,750	$—	$—	—
Arthur A. Weiss	$82,500	$166,680	$249,180	6,600

(1)
The fair value associated with these awards was measured using the closing price of our common stock as of the grant date to calculate compensation cost, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation (“FASB ASC Topic 718”). Each director was granted 2,400 shares of restricted stock which will vest on March 15, 2019. For additional information on the valuation assumptions with respect to these grants, refer to Note 10, Share-Based Compensation, in our Consolidated Financial Statements of our Annual Report on Form 10-K.

(2)	Mr. Lapides served as a director until May 2016.

(3)	Messrs. Goldman and Rowe served as directors until March 2016.

Director Stock Ownership Guidelines

In an effort to align the interests of the Company's management with those of its stockholders, the Company has adopted a policy under which its directors are subject to equity ownership guidelines established as a three-times multiple of their annual cash retainer (exclusive of chairperson or committee fees).

Directors are required to achieve compliance with these guidelines by the later of five years from the date of: (i) adoption of these guidelines, or (ii) start of directorship with the Company.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The first matter to be considered at the Annual Meeting will be the election of six directors. Our current directors are:

•	Stephanie W. Bergeron;

•	Brian M. Hermelin;

•	Ronald A. Klein;

•	Clunet R. Lewis;

•	Gary A. Shiffman; and

•	Arthur A. Weiss.

The term of each of our directors expires at the Annual Meeting, or until his or her successor is duly elected and qualified or until the earlier resignation or removal of such director.

Mr. Piasecki has decided to not stand for reelection, but he will continue to serve on the Board of Directors until the date of the Annual Meeting. All of the other incumbent directors are nominees for reelection at the Annual Meeting.

Following the recommendation of the NCG Committee, the Board of Directors has nominated each of the following incumbent directors for election at the Annual Meeting:

•	Stephanie W. Bergeron;

•	Brian M. Hermelin;

•	Ronald A. Klein;

•	Clunet R. Lewis;
Gary A. Shiffman; and

•	Arthur A. Weiss.

Each director elected at the Annual Meeting will serve for a term commencing on the date of the Annual Meeting and continuing until our 2018 annual meeting of stockholders or until his or her successor is duly elected and qualified or until the earlier resignation or removal of such director.

In the absence of directions to the contrary, proxies will be voted in favor of the election of the six nominees named above.

Vote Required

A majority of the votes cast in person or by proxy at the Annual Meeting is required for the election of each director. Abstentions will not be counted in determining which nominees received a majority of votes cast since abstentions do not represent votes cast for or against a candidate. Brokers are not empowered to vote on the election of directors without instruction from the beneficial owner of the shares and thus broker non-votes likely will result. Because broker non-votes are not considered votes cast for or against a candidate, they will not be counted in determining which nominees receive a majority of votes cast. Although we know of no reason why any nominee would not be able to serve, if any nominee should become unavailable for election, the persons named as proxies will vote your shares of common stock to approve the election of any substitute nominee proposed by the Board.

Board Recommendation

The Board unanimously recommends that you vote “FOR” each of the six nominees named above.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF GRANT THORNTON LLP

The second proposal to be considered at the Annual Meeting will be the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm. The Audit Committee has selected and appointed Grant Thornton LLP as our independent registered public accounting firm to audit its consolidated financial statements for the year ending December 31, 2017. Grant Thornton LLP has audited our consolidated financial statements since 2003. Although ratification by stockholders is not required by law or by our bylaws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in our best interests and our stockholders. If our stockholders do not ratify the appointment of Grant Thornton, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors.

It is anticipated that a representative of Grant Thornton LLP will attend the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Auditor Fees
Aggregate fees for professional services rendered by Grant Thornton LLP, our independent auditors, for the years ended December 31, 2016 and 2015 were as follows:

Category	December 31, 2016	December 31, 2015
Audit Fees: For professional services rendered for the audit of our financial statements, the audit of internal controls relating to Section 404 of the Sarbanes-Oxley Act, the reviews of the quarterly financial statements and consents	$813,365	$733,340
Audit-Related Fees: For professional services rendered for accounting assistance with new accounting standards and potential transactions and other SEC related matters	$—	$104,000
All Other Fees	$129,425	$—

Auditor Fees Policy

The Audit Committee has a policy concerning the pre-approval of audit and non-audit services to be provided by our independent auditors. The policy requires that all services provided by the independent auditors to us, including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a particular budget. In other cases, specific pre-approval is required. All of the services provided by our independent auditor in 2016 and 2015 including services related to audit, audit-related fees, tax fees and all other fees described above, were approved by the Audit Committee under its pre-approval policies.

Vote Required

A majority of the votes cast in person or by proxy at the Annual Meeting is required to ratify the selection of Grant Thornton LLP. Abstentions will not be counted as votes cast for this proposal and do not represent votes cast for or against the ratification of the selection of Grant Thornton LLP. In the absence of your voting instructions, your broker or nominee may vote your shares for this proposal in its discretion.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for 2017.

REPORT OF THE AUDIT COMMITTEE

The Board maintains an Audit Committee comprised of three of our directors. The directors who serve on the Audit Committee are all “independent” for purposes of the NYSE listing standards. The Audit Committee held six formal meetings during the year ended December 31, 2016.

In accordance with its written charter, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding quality and integrity of our accounting, auditing and financial reporting practices. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

•	reviewed and discussed the audited financial statements with management and Grant Thornton, LLP, our independent auditors, for the fiscal year ended December 31, 2016;

•
discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards), as amended, as adopted by the Public Company Accounting Oversight Board; and

•
received and reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board’s Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent auditors any relationships that may impact their objectivity and independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, be filed with the SEC.

The Audit Committee has considered and determined that the level of fees of Grant Thornton LLP for provision of services other than the audit services is compatible with maintaining the auditor’s independence.

Respectfully Submitted,
Members of the Audit Committee:
Clunet R. Lewis (Chairman)
Stephanie W. Bergeron
Brian M. Hermelin

MANAGEMENT AND EXECUTIVE COMPENSATION

Executive Officers

The persons listed below are our executive officers who served during the last completed fiscal year. Each is appointed by, and serves at the pleasure of, the Board.

Name	Age	Title
Gary A. Shiffman	62	Chairman and Chief Executive Officer
John B. McLaren	46	President and Chief Operating Officer
Karen J. Dearing	52	Executive Vice President, Treasurer, Chief Financial Officer and Secretary
Jonathan M. Colman	61	Executive Vice President

Background information for Gary A. Shiffman is provided above. Background information for the other three current executive officers is set forth below.

John B. McLaren has been in the manufactured housing industry since 1995. He has served as our President since 2014 and as our Chief Operating Officer since 2008. From 2008 to 2014, he served as an Executive Vice President of the Company. From 2005 to 2008, he was Senior Vice President of SHS with overall responsibility for home sales and leasing. Mr. McLaren spent approximately three years as Vice President of Leasing & Service for SHS with responsibility for developing and leading our Rental Program and also has experience in the multi-family REIT segment and the chattel lending industry.

Karen J. Dearing has served as our Chief Financial Officer and Executive Vice President since 2008. She joined us in 1998 as the Director of Finance where she worked extensively with accounting and finance matters related to our ground-up developments and expansions. Ms. Dearing became our Corporate Controller in 2002 and Senior Vice President in 2006. She is responsible for the overall management of our information technology, accounting, tax and finance departments, and all internal and external financial reporting. Prior to working for us, Ms. Dearing had eight years of experience as the Financial Controller of a privately-owned automotive supplier and five years' experience as a certified public accountant with Deloitte.

Jonathan M. Colman has served as an Executive Vice President since March 2003. He joined us in 1994 as Vice President-Acquisitions and became a Senior Vice President in 1995. A certified public accountant, Mr. Colman has over thirty years of experience in the manufactured housing community industry. He has been involved in the acquisition, financing and management of over 75 manufactured housing communities for two of the 10 largest manufactured housing community owners, including Uniprop, Inc. during its syndication of over $90.0 million in public limited partnerships in the late 1980s. Mr. Colman is also a Vice President of all of our corporate subsidiaries.

To the best of our knowledge, as of the date of this document, there are no material proceedings to which any executive officer is currently a party, or has a material interest, adverse to us. To the best of our knowledge, except with respect to Mr. Shiffman (as described above), during the past ten years: (i) there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any executive officer, (ii) no executive officer has been the subject of a or a party to any judicial or administrative proceedings relating to an alleged violation of (a) mail or wire fraud; (b) fraud in connection with any business entity; or (c) violations of federal or state securities, commodities, banking or insurance laws and regulations, and (iii) no executive officer has been the subject of a or a party to any sanction or order of any self-regulatory organization, any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Compensation Discussion and Analysis

Executive Summary

The goals and objectives of our executive compensation program are to attract and retain a skilled executive team to manage, lead and direct our personnel and capital to obtain the best possible economic results.

2016 Strong Performance

The Company has continued to deliver strong corporate and stock price performance in 2016, including the following accomplishments:

•	Total Stockholder Return ("TSR") of 15.7% in 2016, nearly 83% higher than the MSCI US REIT Index TSR of 8.6% and 31% higher than the S&P 500 TSR of 12.0% for Equity REITs.

•	Total revenues for 2016 increased 23.6% to $833.8 million.

•
In 2016, we acquired and successfully integrated Carefree Communities Inc. ("Carefree") for $1.7 billion, our largest acquisition to date. The Carefree portfolio was comprised of 103 communities, located in prime coastal markets with over 27,000 total sites.

•	In addition to Carefree, we acquired and integrated seven RV communities and one MH community during 2016 for total consideration of $89.7 million.

•	Achieved Same Community NOI growth of 7.1%.

•	FFO excluding certain items for the year ended December 31, 2016, was $3.79 per diluted share and OP unit as compared to $3.63 in the prior year, an increase of 4.4%.

•	Sold 3,172 homes, a new single year record, and an increase of 27.8% over 2015.

•	Gained 1,686 revenue producing sites.

•	Achieved Same Community occupancy of 96.6%, and increase of 1.9%.

•	Expanded 663 MH sites at eight communities.

•	Closed two underwritten registered public offerings for proceeds net of offering related expenses totaling approximately $670 million.

We have also achieved outstanding long term performance, as evidenced by our industry leading TSR. The following charts illustrate our aggregate returns compared against the MSCI US REIT Index, a commonly utilized index to measure performance across the broader REIT industry and the NAREIT Residential Index of which we are a member, as computed by S&P Global Market Intelligence.

Compensation Philosophy and Objectives

The executive compensation program supports our commitment to providing superior stockholder value. This program is designed to:

•	attract, retain and reward executives who have the motivation, experience and skills necessary to lead us effectively and encourage them to make career commitments to us;

•	base executive compensation levels on our overall financial and operational performance and the individual contribution of an executive officer to our success;

•	create a link between the performance of our stock and executive compensation; and

•	position executive compensation levels to be competitive with other similarly situated public companies including the real estate industry in general and manufactured housing REITs in particular.

Element	Compensation Objectives and Key Features
Base Salary	Fixed compensation component that provides a minimum level of cash to compensate the executive officer for the scope and complexity of his position.
Amounts based on an evaluation of the executive officer's experience, position and responsibility as well as intended to be competitive in the marketplace to attract and retain executives.
Annual Incentive Award
Variable cash compensation component that provides incentive and reward to our executive officers based on the Committee's subjective assessment of both annual corporate and individual performance using certain measures of performance.

Measures of corporate performance principally focused on funds from operations and other key operating metrics.
Long-Term Incentive	Variable equity compensation component that provides longer-term motivation which has the effect of linking stock price performance to executive compensation.
Restricted stock is also intended to provide post-retirement financial security in lieu of other forms of more costly supplemental retirement programs.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all decisions regarding the compensation of executive officers, including cash-based and equity-based incentive compensation programs. The Compensation Committee reviews the performance, and determines the annual incentive compensation, of the Chief Executive Officer. The Compensation Committee and the Chief Executive Officer annually review the performance metrics of the short and long-term performance plans and the performance of the other executive officers. The conclusions reached and recommendations based on the reviews of the other executive officers, including with respect to annual incentive and equity award amounts, are presented by the Chief Executive Officer to the Compensation Committee, which can exercise its discretion in modifying any recommended incentive or equity awards.

Use of Comparative Market Data

As requested by the Compensation Committee, FPL Associates, LP ("FPL"), a nationally-known executive compensation consulting firm specializing in public REIT industry reviewed the most recent publicly available information for peer group companies and focused on several main compensation components: base salary, target annual non-equity incentive, and long-term incentive awards (collectively “total remuneration”) both on an actual and target basis as well as per individual and in aggregate across the team. The Compensation Committee, in its discretion in setting the compensation elements and levels for the named executive officers, took into consideration this data, as well as other factors.

The information provided by FPL consisted of data from a peer group of companies with similarity to Sun Communities in terms of asset focus, geography, size, among other factors. The companies that comprised the peer group are highlighted below.

Company Name	Property Focus	Headquarters
American Campus Communities, Inc.	Specialty	Austin, TX
Apartment Investment and Management Company	Multi-Family	Denver, CO
Brandywine Realty Trust	Office	Radnor, PA
Camden Property Trust	Multi-Family	Houston, TX
CubeSmart	Self-Storage	Malvern, PA
Education Realty Trust, Inc.	Specialty	Memphis, TN
Equity LifeStyle Properties, Inc.	Manufactured Home	Chicago, IL
Mid-America Apartment Communities, Inc.	Multi-Family	Memphis, TN
Post Properties, Inc.	Multi-Family	Atlanta, GA
Tanger Factory Outlet Centers, Inc.	Other Retail	Greensboro, NC
Taubman Centers, Inc.	Regional Mall	Bloomfield Hills, MI
UDR, Inc.	Multi-Family	Highlands Ranch, CO
Weingarten Realty Investors	Shopping Center	Houston, TX

Our relative percentile rankings in comparison to these peers for number of employees, UPREIT market capitalization, total capitalization and TSR are 70th percentile, 42nd percentile, 55th percentile and 64th percentile, respectively.

Compensation Processes

The Compensation Committee considers (a) internal equity among executive officers, (b) market data for the positions held by these executives, (c) each executive’s duties, responsibilities, and experience level, (d) each executive’s performance and contribution to our success, and (e) cost to us when determining levels of compensation. In order to implement our executive compensation philosophy, the Compensation Committee exercises its independent discretion in reviewing and approving the executive compensation program as a whole, as well as specific compensation levels for each executive officer. Final aggregate compensation determinations for each fiscal year are made after the end of the fiscal year and after financial statements for the year become available. At that time, the Compensation Committee determines the annual incentive award, if any, for the past year’s performance, and makes decisions on awards of equity-based compensation.

Advisory Vote on Executive Compensation

The Compensation Committee also considered the results of the advisory vote by stockholders on executive compensation, or the "say-on-pay" proposal, presented to shareholders at our May 26, 2016 Annual Meeting. Our say-on-pay proposal received strong stockholder support, at approximately 99% and 97% of the shares that voted for our 2016 and 2015 executive compensation, respectively. Based on the votes from our 2016 Annual Meeting, we will continue to offer an annual non-binding advisory vote on the executive compensation. Accordingly, the Compensation Committee made no direct changes to the Company's executive compensation program as a result of the say-on-pay vote and our executive compensation program for the year ended December 31, 2016 continued to focus on the factors and objectives described above.

2016 Compensation Decisions

Base Salary

Base salary is generally based on factors such as an individual officer’s level of responsibility, prior years’ compensation, comparison to compensation of other officers, and compensation provided at competitive companies and companies of similar size. The base salaries for the named executive officers for the year ended December 31, 2016, were paid in accordance with existing employment agreements.

Executive	2016 Base Salary	2015 Base Salary	Percent Change
Gary A. Shiffman	$691,837	$691,837	—%
John B. McLaren	$525,000	$488,892	7.3%
Karen J. Dearing	$425,000	$405,288	4.9%
Jonathan M. Colman	75,000	$75,000	—%

During 2015, Mr. McLaren and Ms. Dearing entered into new employment agreements which included an increase in base salary. Along with peer company benchmarking, the Compensation Committee considered the overall growth in the Company's total capitalization, the number of communities that the Company owns and operates, the number of employees under management and the corresponding expansion of responsibilities for these executives when determining the increases to their base salaries. Mr. McLaren's and Ms. Dearing's new employment agreements contain no pay accelerator and no guaranteed pay increases.

Annual Incentive Award

The annual incentive awards motivate the executive officers to maximize our annual operating and financial performance and reward participants based on annual performance. The Compensation Committee annually reviews the performance measures for determining award levels which include individual performance, our performance against budget and growth in FFO per share, revenue producing sites and Controllable Net Operating Income ("CNOI"), in each case as measured against targets established by the Compensation Committee. We view, and believe our stockholders view, these measures as key operating metrics which are primary drivers of long-term TSR.

Definitions of FFO and NOI are included under the heading “Non-GAAP Financial Measures” in Item 7 of our Annual Report on Form 10-K, and CNOI is described further below. The Compensation Committee, in its sole discretion, may make adjustments to the NAREIT definition of FFO in determining FFO performance targets and achievement.

The tables below provide the basis for determination of our 2016 annual incentive awards.

		Incentive Opportunity (as a % of Salary)
Executive	2016 Base Salary	Budget	Exceed	Excel
Gary A. Shiffman	$691,837	30%	60%	100%
John B. McLaren	$525,000	30%	60%	100%
Karen J. Dearing	$425,000	30%	60%	100%

The percentage of the aggregate annual incentive payment each of Messrs. Shiffman and McLaren and Ms. Dearing is eligible to receive with respect to certain performance metrics applicable to him or her is as set forth in the following table.

	Performance Metrics
Executive	Achievement of individual goals	Company achievement of FFO	CNOI	Achievement of Revenue Producing Sites (“RPS”)	Compensation Committee Discretion
Gary A. Shiffman	25%	50%	—	—	25%
John B. McLaren	—	20%	25%	5%	50%
Karen J. Dearing	25%	50%	—	—	25%

The following tables provide a summary of the various target levels that we established for 2016 compared to the actual results to evaluate the achievement of certain executive goals:

	Target Ranges
Achievement Level	FFO	CNOI(1)	Revenue Producing Sites (“RPS”)
Budget	$3.72 - $3.74	$501,747,388	1,927
Exceed	$3.75 - $3.78	$504,256,125	1,977
Excel	$3.79 or greater	$504,256,125	2,027

	Company Results
	FFO	CNOI(1)	Revenue Producing Sites (“RPS”)
Result	$3.79	$506,318,055	1,686
Achievement Level	Excel	Excel	Not achieved

(1) CNOI is primarily comprised of NOI/Gross Profit excluding any gross profit (loss) on fixed asset home sales and other operating items of which the operations team has little influence over actual costs (e.g. real estate taxes, health and benefit costs).

The following table provides information regarding FFO (shown as per diluted share):

Year Ended December 31, 2016
Funds from operations (FFO)	$3.22
Transaction costs	0.45
Other transaction related costs	0.05
Distribution from affiliate	(0.01)
Foreign currency exchange	0.07
Extinguishment of debt	0.02
Income tax expense - reduction of deferred tax asset	(0.01)
FFO excluding certain items	$3.79

We achieved FFO/share of $3.79 and as such Messrs. Shiffman and McLaren and Ms. Dearing received $345,919, $105,000, and $212,500 incentive payout with respect to this target.

The individual goals for Mr. Shiffman were focused on strategic leadership of the organization and communication of our mission and values, implementation of systems and processes that assure physical, financial and human resources of our organization, providing strategic planning and guidance for growth through acquisitions and expansions and opportunistically accessing capital markets to fund growth and strengthen the balance sheet.

The individual goals for Ms. Dearing were focused on evaluation and implementation of strategies associated with our capital requirements and structure including debt and equity transactions, effectively leading our accounting, tax and information technology departments, and creating and communicating along with the other executive officers, our strategic vision. The Compensation Committee determined that for fiscal year 2016 both Mr. Shiffman and Ms. Dearing “excelled” in the achievement of their individual goals and as such, achieved annual incentive awards of $172,959 and $106,250, respectively, for the achievement of this target.

Based on the results achieved in 2016, including significant community acquisitions, financing transactions, equity transactions and diligent management of the Company's balance sheet, the Compensation Committee, elected to exercise its sole discretion to award Mr. Shiffman and Ms. Dearing additional discretionary amounts of $272,959, and $106,250 each. Mr. Shiffman's award included an incremental $100,000 based on significant performance of individual goals, acquisition goals, and absolute and relative TSR achieved during 2016.

CNOI for purposes of determining Mr. McLaren's annual incentive may not be the same as net operating income as disclosed in our Consolidated Financial Statements as certain items that are not under Mr. McLaren’s control or that are recorded solely for GAAP financial purposes are excluded from the computation of CNOI. CNOI also excludes any gain or loss from the sale of homes which were depreciated assets utilized in our home rental program. Mr. McLaren achieved the excel level award for CNOI and achieved an annual incentive award of $131,250, for the achievement of this target. Mr. McLaren did not achieve an annual incentive award associated with revenue producing sites.

The Compensation Committee, in its sole discretion, elected to award Mr. McLaren a discretionary bonus of $262,500 due to his significant efforts with respect to our core portfolio, acquired communities and leadership of the operations, sales and human resource departments.

During 2016 the Company closed on its largest acquisition to date, the $1.7 billion purchase of the Carefree portfolio of 103 MH and RV resorts which expanded the Company’s presence in key coastal markets and into Canada.  Under the leadership of Ms. Dearing and Mr. McLaren, the Company was able to accelerate the closing of the transaction a month ahead of schedule leading to more advantageous financing terms.  Furthermore, under their supervision, the Company successfully executed its integration plan of numerous human resources, operational and financial systems prior to year-end,  as well as effectively managed the on boarding and training over 1,000 operational team members and recruiting and hiring additional main office team members to support the growing organization.  As a result of 2016 acquisition activity, the Company's total consolidated assets increased 40% to $5.9 billion. The number of individual properties also increased 48% to 341 communities. The acquisition portfolio's financial results exceeded CNOI targets from both operational and financial metrics during 2016. Given the overall expansion and execution of their responsibilities in connection with the Carefree acquisition, the Compensation Committee elected to exercise its sole discretion to award Ms. Dearing and Mr. McLaren additional non-equity compensation awards of $900,000 each, paid in three separate installments for these accomplishments.

In summary, the three executives earned total annual cash incentives as shown in the table below.

Executive	Actual Amount Earned
Gary A. Shiffman	$791,837
John B. McLaren	$1,398,750
Karen J. Dearing	$1,325,000

For Jonathan M. Colman:

The CEO reviews Mr. Colman's overall responsibilities, his individual performance during the year, the annual incentives of the other executive officers and his overall compensation and makes recommendation of incentive compensation to the Compensation Committee. The Compensation Committee exercises its sole discretion in awards of incentive compensation to Mr. Colman. Mr. Colman's primary responsibilities include the identification, negotiation and execution of community acquisitions and dispositions. Mr. Colman's incentive compensation is evaluated based on the overall size and scope of these transactions. Acquisitions for 2016 totaled $1.8 billion comprised of 111 communities and included the largest portfolio acquisition in the Company's history. Based on these accomplishments, the CEO recommended and the Compensation Committee approved an annual incentive award for Mr. Colman of $1,143,676.

Long-term Incentive Awards

Long-term equity incentive awards are provided to the executive officers in order to increase their personal stake in our success and motivate them to enhance our long-term value while better aligning their interests with those of other stockholders. Equity awards are generally awarded in the form of restricted stock although stock options are utilized from time to time. The value of the restricted shares awarded is the price of a share of our stock as of the close of business on the grant date. On an annual basis the Compensation Committee reviews and approves the equity incentives to be issued to each of the executive officers for the prior year’s performance. There is no established target for long-term equity incentive awards for any of the executive officers either as a dollar value or percentage of their total compensation. Rather, the Compensation Committee reviews this component of each executive officer’s total compensation on an annual basis. Our executive officers (as well as our employees that receive restricted stock awards) receive distributions on the restricted stock awards that have been granted to date, including restricted stock awards that have not vested.

The table below shows the financial performance, market performance and time vesting components for the long-term incentive awards granted in 2016.

2016 Awards Granted	Financial performance shares, Market performance shares and Restricted shares

Maximum payout	Financial Performance Shares (1)	Market Performance Shares (2)	Restricted Shares (3)
Gary A. Shiffman	18,750	18,750	37,500
John B. McLaren	8,750	8,750	17,500
Karen J. Dearing	5,000	5,000	10,000

Metrics for Financial performance shares	FFO	NOI	-
	Absolute	Absolute	-
Weighting	50%	50%	-
Threshold	Greater than 2%	Greater than 3%	-
Maximum	Greater than 5%	Greater than 6%	-

Metrics for Market performance shares	TSR	TSR	-
	Absolute	Relative to MSCI US REIT index	-
Weighting	50%	50%	-
Threshold	21%	At index	-
Maximum	36%	Index + 3%	-

(1) Measured over four consecutive one-year periods beginning FY 2016.
(2) Measured over three overlapping three year periods FY 2016 - 2018, FY 2017 - 2019, FY 2018 - 2020.
(3) Time vesting shares have a seven year vesting period that begins on the third year anniversary of the award.

In March 2017, based on the strong performance of the Company in various key metrics and in recognition of Mr. Shiffman's instrumental involvement in the negotiation and execution of the Carefree acquisition, the Compensation Committee awarded Mr. Shiffman a long-term incentive award with up to 37,500 financial performance shares, 37,500 market performance shares, and 75,000 restricted time vesting shares for 2016 performance. Each of Mr. McLaren and Ms. Dearing received awards with up to 6,250 financial performance shares, 6,250 market performance shares, and 12,500 restricted time vesting shares. These awards feature measurement periods, weighting, and metrics that are substantially equivalent to the 2016 awards described above.

Employment Agreements

Gary A. Shiffman

In June 2013, we entered into an employment agreement with Gary A. Shiffman, under which he serves as our Chief Executive Officer. The employment agreement was amended in July 2014. He also served as our President until February 2014. Mr. Shiffman's employment agreement has an initial term ending June 20, 2018, and will be automatically renewed for successive one year terms thereafter unless either party timely terminates the agreement. Pursuant to this employment agreement, Mr. Shiffman's initial annual base salary was $671,000, which amount is increased by an annual cost of living adjustment on January 1 of each year of the term. Mr. Shiffman's base salary for 2015 was $691,418. In addition to his base salary, and prior to the amendment described below, we may pay Mr. Shiffman annual incentive compensation in an amount determined by the Compensation Committee. In determining bonuses, the Compensation Committee in its sole discretion may take into account such criteria as it deems relevant or necessary in its discretion, including, without limitation, whether Mr. Shiffman fulfills any individual goals and objectives set by the Compensation Committee, the Company's performance and industry factors. Although bonuses are not subject to pre-determined contractual caps and are not required to be determined by reference to any pre-determined contractual criteria, the Compensation Committee intends to set a maximum bonus amount and specific performance criteria pursuant to a written plan for Mr. Shiffman adopted before the beginning of each year. Incentive compensation paid or payable to Mr. Shiffman under the employment agreement shall not be deemed to be fully earned and vested, and must be repaid to the extent such incentive compensation becomes subject to clawback pursuant to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, any rules promulgated thereunder or the rules and regulations of the New York Stock Exchange. Mr. Shiffman's incentive-based compensation, including equity-based incentive compensation, is also subject to our Executive Compensation "Clawback" Policy (the "Clawback Policy"), under which the Compensation Committee may seek recoupment of incentive compensation if any of our officers engages in fraud, willful misconduct or gross negligence that directly caused or otherwise directly contributed to the need for a material restatement of our financial results in order to comply with federal securities laws. The non-competition clauses of Mr. Shiffman’s employment agreement preclude him from engaging, directly or indirectly: (a) in the real estate business or any other business competitive with our business during the period he is employed by us; and (b) in the manufactured housing community business or any other business competitive with our business for a period of 18 months following the period he is employed by us. However, Mr. Shiffman’s employment agreement does allow him to make passive investments relating to real estate in general. See "Change in Control and Severance Payments" for a description of the terms of Mr. Shiffman's employment agreement relating to change in control and severance payments.

A copy of Mr. Shiffman’s employment agreement and second amendment is attached as an exhibit to our periodic filings under the Exchange Act.

John B. McLaren

On May 19, 2015, we entered into an employment agreement with John B. McLaren pursuant to which Mr. McLaren serves as our President, and Chief Operating Officer. Mr. McLaren's employment agreement is for an initial term ending on May 1, 2020. The employment agreement is automatically renewable for successive one year terms thereafter unless either party timely terminates the employment agreement. Pursuant to the employment agreement (as amended), Mr. McLaren is paid an annual base salary of $525,000 during the term of the employment agreement Mr. McLaren is eligible for annual incentive compensation determined by the Compensation Committee. In determining bonuses, the Compensation Committee in its sole discretion may take into account such criteria as it deems relevant or necessary in its discretion, including, without limitation, whether Mr. McLaren fulfills any individual goals and objectives set by the Compensation Committee, the Company's performance and industry factors. Although bonuses are not subject to pre-determined contractual caps and are not required to be determined by reference to any pre-determined contractual criteria, the Compensation Committee intends to set a maximum bonus amount and specific performance criteria pursuant to a written plan for Mr. McLaren adopted before the beginning of each year. Incentive compensation paid or payable to Mr. McLaren under the employment agreement shall not be deemed to be fully earned and vested, and must be repaid to the extent such incentive compensation becomes subject to clawback pursuant to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, any rules promulgated thereunder or the rules and regulations of the NYSE. Mr. McLaren's incentive-based compensation, including equity-based incentive compensation, is also subject to our Clawback Policy, under which the Compensation Committee may seek recoupment of incentive compensation if any of our officers engages in fraud, willful misconduct or gross negligence that directly caused or otherwise directly contributed to the need for a material restatement of our financial results in order to comply with federal securities laws. The non-competition clauses of Mr. McLaren’s employment agreement preclude him from engaging, directly or indirectly, in the development, ownership, leasing, management, financing, or sales of manufactured housing communities, recreational vehicle communities or manufactured homes anywhere in the continental U.S. or Canada during the period he is employed by us and for a period of up to twenty four months following the period he is employed by us; provided, however, that if Mr. McLaren is terminated without “cause” the period of non-competition shall be reduced to twelve months following the period he is employed by us. Notwithstanding, Mr. McLaren’s employment agreement does allow him to make passive investments in publicly-traded entities engaged in our business during the period he is employed by us. See “Change in Control and Severance Payments” for a description of the terms of Mr. McLaren's employment agreement relating to change of control and severance payments.

A copy of Mr. McLaren’s employment agreement and first amendment is attached as an exhibit to our periodic filings under the Exchange Act.

Karen J. Dearing

On July 16, 2015, the effective date, we entered into an employment agreement with Karen J. Dearing pursuant to which Ms. Dearing serves as our Executive Vice President, Chief Financial Officer, Secretary, and Treasurer. Ms. Dearing's employment agreement is for an initial term ending on June 30, 2020. The employment agreement is automatically renewable for successive one year terms thereafter unless either party timely terminates the agreement. Pursuant to the employment agreement, Ms. Dearing is paid an annual base salary of $425,000 during the term on the agreement. In addition to her base salary and in accordance with the terms of her employment agreement (as amended), Ms. Dearing is eligible for annual incentive compensation determined by the Compensation Committee. In determining bonuses, the Compensation Committee in its sole discretion may take into account such criteria as it deems relevant or necessary in its discretion, including, without limitation, whether Ms. Dearing fulfills any individual goals and objectives set by the Compensation Committee, the Company's performance and industry factors. Although bonuses are not subject to pre-determined contractual caps and are not required to be determined by reference to any pre-determined contractual criteria, the Compensation Committee intends to set a maximum bonus amount and specific performance criteria pursuant to a written plan for Ms. Dearing adopted before the beginning of each year. Incentive compensation paid or payable to Ms. Dearing under the employment agreement shall not be deemed to be fully earned and vested, and must be repaid to the extent such incentive compensation becomes subject to clawback pursuant to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, any rules promulgated thereunder or the rules and regulations of the NYSE. Ms. Dearing's incentive-based compensation, including equity-based incentive compensation, is also subject to our Clawback Policy, under which the Compensation Committee may seek recoupment of incentive compensation if any of our officers engages in fraud, willful misconduct or gross negligence that directly caused or otherwise directly contributed to the need for a material restatement of our financial results in order to comply with federal securities laws. The non-competition clauses of Ms. Dearing’s employment agreement preclude her from engaging, directly or indirectly, in the development, ownership, leasing, management, financing, or sales of manufactured housing communities, recreational vehicle communities or manufactured homes anywhere in the continental U.S. or Canada during the period she is employed by us and for a period of up to twenty four months following the period she is employed by us; provided, however, that if Ms. Dearing is terminated without “cause” the period of non-competition shall be reduced to twelve months following the period she is employed by us. Notwithstanding, Ms. Dearing’s employment agreement does allow her to make passive investments in publicly-traded entities engaged in our business during the period she is employed by us. See “Change in Control and Severance Payments” for a description of the terms of Ms. Dearing's employment agreement relating to change of control and severance payments.

A copy of Ms. Dearing’s employment agreement and first amendment is attached as an exhibit to our periodic filings under the Exchange Act.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Code limits the deductibility on our tax return of compensation over $1.0 million to any of our named executive officers. We believe that, because we qualify as a REIT under the Code and therefore are not subject to federal income taxes on our income to the extent distributed, the payment of compensation that does not satisfy the requirements of section 162(m) has not and will not generally affect our net income. However, to the extent that compensation does not qualify for deduction of section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. We do not believe that section 162(m) has materially affected or will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, section 162(m) is not a significant factor in the Compensation Committee’s compensation policy and practices. In 2016, we paid $1,083,164 to Mr. McLaren and $766,422 to Ms. Dearing that was subject to section 162(m).

409A Considerations

We have also taken into consideration Code Section 409A in the design and implementation of our compensation programs. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income.

Risks Arising from Compensation Policies and Practices

Our senior management has assessed the enterprise-wide risks facing us and processes and procedures to mitigate such risks. In connection with such enterprise risk management process, our compensation programs were assessed, including program features that could potentially encourage excessive or imprudent risk taking and the specific aspects of our compensation policies and procedures which mitigate some of the material risks that might otherwise arise from such policies and procedures. Following this review, our management, Compensation Committee and full Board of Directors affirmatively determined that there were no risks arising from the compensation policies and practices that are reasonably likely to have a material adverse effect on us.

Anti-Hedging Policy

The Company has adopted an anti-hedging policy under which its directors and executive officers who are subject to reporting requirements under Section 16 of the Exchange Act are prohibited from trading in any interest relating to the future price of the Company’s securities, such as a put, call or short sale.

Executive Stock Ownership Guidelines

In an effort to align the interests of the Company's management with those of its stockholders, the Company has adopted a policy under which its executive officers who are subject to reporting requirements under Section 16 of the Exchange Act are subject to equity ownership guidelines established as a multiple of annual base salary as follows:

Position	Multiple	Annual Base Measure
Chairman and CEO	6x	Base salary
President and other executive officers	3x	Base salary

Covered individuals are required to achieve compliance with these guidelines by the later of five years from the date of:

(i)    Adoption of these guidelines,
(ii)    Promotion to the covered position, or
(iii)    Start of employment with the Company.

Summary Compensation Table
The following table includes information concerning compensation for our named executive officers for the fiscal year ended December 31, 2016:

Name and Principal Position	Year	Salary	Non-equity Incentive (1)	Stock Awards (2)	All Other Compensation (3)	Total
Gary A. Shiffman, Chairman,	2016	$691,837	$791,837	$5,193,750	$3,783	$6,681,207
and Chief Executive Officer (4)	2015	$691,837	$272,959	$6,381,000	$42,516	$7,388,312
	2014	$680,941	$680,941	$249,200	$47,463	$1,658,545

John B. McLaren, President and	2016	$525,000	$1,398,750	$1,731,250	$876	$3,655,876
Chief Operating Officer (4)	2015	$488,892	$222,223	$3,168,750	$989	$3,880,854
	2014	$425,000	$329,375	$996,800	$3,845	$1,755,020

Karen J. Dearing, Executive	2016	$425,000	$1,325,000	$1,385,000	$2,659	$3,137,659
Vice President, Treasurer, Chief	2015	$405,288	$201,322	$2,627,600	$2,213	$3,236,423
Financial Officer and Secretary	2014	$370,629	$370,629	$1,246,000	$7,475	$1,994,733

Jonathan M. Colman, Executive	2016	$75,000	$1,143,676	$—	$392	$1,219,068
Vice President	2015	$75,000	$712,306	$—	$2,478	$789,784
	2014	$75,000	$1,134,000	$384,080	$2,439	$1,595,519

(1)
See “2016 Compensation Decisions” above for additional information regarding annual incentive payments awarded in 2016. Although the annual incentive payments were earned for 2016, 2015 and 2014, certain payments were made in the subsequent year. Mr. Colman's 2015 incentive related compensation includes payment in the second half of 2016 for acquisition and disposition related achievements.

(2)
This column represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions with respect to these grants, refer to Note 10, Share-Based Compensation, in the Consolidated Financial Statements of our 2016 Annual Report on Form 10-K. This column does not include restricted stock awards granted in the subsequent year for current year performance.

(3)
Includes matching contributions to our 401(k) plan of $798, $0, $144 and $981 for each of Messrs. Shiffman, McLaren, Colman and Ms. Dearing, respectively; for the year ended December 31, 2016. Includes matching contributions to our 401(k) plan of $665, $0, $1,489 and $749 for each of Messrs. Shiffman, McLaren, Colman and Ms. Dearing, respectively; for the year ended December 31, 2015. Includes matching contributions to our 401(k) plan of $524, $2,958, $1,552 and $1,460 for each of Messrs. Shiffman, McLaren, Colman and Ms. Dearing, respectively, for the year ended December 31, 2014. Also includes premiums for life insurance and accidental death and disability insurance in the amount of $876 for each of Messrs. Shiffman, McLaren, and Ms. Dearing, and $248 for Messr. Colman for the year ended December 31, 2016. Includes premiums for life insurance and accidental death and disability insurance in the amount of $989 for each of Messrs. Shiffman, McLaren, Colman and Ms. Dearing for the year ended December 31, 2015. Includes premiums for life insurance and accidental death and disability insurance in the amount of $887 for each of Messrs. Shiffman, McLaren, Colman and Ms. Dearing for the year ended December 31, 2014. Includes perquisites for sporting events and/or entertainment valued in the amounts of $2,109 and $802 for Mr. Shiffman and Ms. Dearing for the year ended December 31, 2016. Includes perquisites for sporting events and/or entertainment valued in the amounts of $1,862 and $475 for Mr. Shiffman and Ms. Dearing, for the year ended December 31, 2015. Includes perquisites for sporting and/or entertainment events valued in the amounts of $1,552 and $5,128 for Mr. Shiffman and Ms. Dearing, respectively, for the year ended December 31, 2014. Includes $0, $39,000 and $44,500 paid to Mr. Shiffman by Origen Financial, Inc. for service on its Board of Directors for the years ended December 31, 2016, 2015 and 2014, respectively.

(4)	Mr. McLaren was appointed to replace Mr. Shiffman as President of the Company in February 2014.

Grants of Plan Based Awards

We made the following grants of restricted shares of our common stock to certain named executive officers in 2016.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stocks or Units (#)		Grant Date Fair Value of Stock Option Awards (1)
Gary A. Shiffman	3/20/2016	37,500		$2,596,875
	3/20/2016	18,750	(2)	$1,298,438
	3/20/2016	18,750	(3)	$1,298,438

John B. McLaren	3/20/2016	17,500		$1,211,875
	3/20/2016	8,750	(2)	$605,938
	3/20/2016	8,750	(3)	$605,938

Karen J. Dearing	3/20/2016	10,000		$692,500
	3/20/2016	5,000	(2)	$346,250
	3/20/2016	5,000	(3)	$346,250
(1) Pursuant to SEC rules, this column represents the total fair market value of restricted stock awards, in accordance with FASB ASC Topic 718.
(2) Award is subject to market performance criteria.
(3) Award is subject to financial performance criteria.

On March 20, 2016 Messrs. Shiffman and McLaren and Ms. Dearing were award 75,000, 35,000, and 20,000 shares, respectively, 50% of each award, 37,500, 17,500, and 10,000, respectively, has a vesting schedule as follows: 20% on March 20, 2019, 30% on March 20, 2020, 35% on March 20, 2021, 10% on March 20, 2022 and five percent on March 20, 2023. The other 50% of shares awarded are subject to performance vesting as described in Compensation Discussion and Analysis - Long Term Incentive Awards above.

On March 14, 2017, Messrs. Shiffman and McLaren and Ms. Dearing were awarded 150,000, 25,000 and 25,000 restricted shares, respectively, which related to their performance in 2016, which shares are not included in the chart above. Fifty percent of each such award, 75,000, 12,500 and 12,500, respectively, has a vesting schedule as follows: 20% on March 14, 2020, 30% on March 14, 2021, 35% on March 14, 2022, 10% on March 14, 2023 and five percent on March 14, 2024. The other 50% of shares awarded are subject to performance vesting as described in Compensation Discussion and Analysis - Long Term Incentive Awards above.

Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP, we have provided information regarding net operating income NOI and FFO as supplemental performance measures. We believe NOI and FFO are appropriate measures given their wide use by and relevance to investors and analysts following the real estate industry. NOI provides a measure of rental operations and does not factor in depreciation, amortization and non-property specific expenses such as general and administrative expenses. FFO, reflecting the assumption that real estate values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation/amortization of real estate assets. In addition, NOI and FFO are commonly used in various ratios, pricing multiples/yields and returns and valuation calculations used to measure financial position, performance, and value.

NOI is derived from revenues minus property operating expenses and real estate taxes. NOI does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income (loss) (determined in accordance with GAAP) as an indication of the Company's financial performance or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity; nor is it indicative of funds available for the Company's cash needs, including its ability to make cash distributions. The Company believes that net income (loss) is the most directly comparable GAAP measurement to NOI. Because of the inclusion of items such as interest, depreciation, and amortization, the use of net income (loss) as a performance measure is limited as these items may not accurately reflect the actual change in market value of a property, in the case of depreciation and in the case of interest, may not necessarily be linked to the operating performance of a real estate asset, as it is often incurred at a parent company level and not at a property level. The Company believes that NOI is helpful to investors as a measure of operating performance because it is an indicator of the return on property investment, and provides a method of comparing property performance over time. The Company uses NOI as a key management tool when evaluating performance and growth of particular properties and/or groups of properties. The principal limitation of NOI is that it excludes depreciation, amortization interest expense, and non-property specific expenses such as general and administrative expenses, all of which are significant costs. Therefore, NOI is a measure of the operating performance of the properties of the Company rather than of the Company overall.

FFO is defined by the National Association of Real Estate Investment Trusts ("NAREIT") as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of depreciable operating property, plus real estate-related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. The Company considers FFO to be a useful measure for reviewing comparative operating and financial performance because, by excluding gains and losses related to sales of previously depreciated operating real estate assets, impairment and excluding real estate asset depreciation and amortization (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates).

FFO provides a performance measure that, when compared period over period, reflects the impact to operations from trends in occupancy rates, rental rates, and operating costs, providing perspective not readily apparent from net income (loss). Management believes that the use of FFO has been beneficial in improving the understanding of operating results of REITs among the investing public and making comparisons of REIT operating results more meaningful. FFO is computed in accordance with the Company's interpretation of standards established by NAREIT, which may not be comparable to FFO reported by other REITs that to not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company. The Company also uses FFO excluding certain items, which excludes certain gain and loss items that management considers unrelated to the operational and financial performance of our core business. We believe that this provides investors with another financial measure of our operating performance that is more comparable when evaluating period over period results.

Because FFO excludes significant economic components of net income (loss) including depreciation and amortization, FFO should be used as an adjunct to net income (loss) and not as an alternative to net income (loss). The principal limitation of FFO is that it does not represent cash flow from operations as defined by GAAP and is a supplemental measure of performance that does not replace net income (loss) as a measure of performance or net cash provided by operating activities as a measure of liquidity. In addition, FFO is not intended as a measure of a REIT's ability to meet debt principal repayments and other cash requirements, nor as a measure of working capital. FFO only provides investors with an additional performance measure that, when combined with measures computed in accordance with GAAP such as net income (loss), cash flow from operating activities, investing activities, and financing activities, provide investors with an indication of our ability to service debt and to fund acquisitions and other expenditures. Other REITs may use difference methods for calculating FFO, accordingly, our FFO may not be comparable to other REITs.

Reconciliations to Non-GAAP Financial Measures

The following table reconciles Net Operating Income to Net Income Attributable to Sun Communities, Inc. Common Stockholders (amounts in thousands):

	Year Ended December 31,
	2016	2015	2014
Real Property NOI	$403,337	$335,567	$232,478
Rental Program NOI	85,086	83,232	70,232
Home Sales NOI/Gross profit	30,087	20,787	13,398
Ancillary NOI/Gross profit	9,999	7,013	5,217
Site rent from Rental Program (included in Real Property NOI)	(61,600)	(61,952)	(54,289)
NOI/Gross profit	466,909	384,647	267,036
Adjustments to arrive at net income:
Other revenues	21,150	18,157	15,498
Home selling expenses	(9,744)	(7,476)	(5,235)
General and administrative	(64,087)	(47,455)	(37,387)
Transaction costs	(31,914)	(17,803)	(18,259)
Depreciation and amortization	(221,770)	(177,637)	(133,726)
Asset impairment charge	—	—	(837)
Extinguishment of debt	(1,127)	(2,800)	—
Interest expense	(122,315)	(110,878)	(76,981)
Other expenses, net	(5,848)	—	—
Gain on disposition of properties, net	—	125,376	17,654
Gain on settlement	—	—	4,452
Current tax (expense) / benefit	(683)	(158)	(219)
Deferred tax benefit / (expense)	400	(1,000)	—
Income from affiliate transactions	500	7,500	1,200
Net income	31,471	170,473	33,196
Less: Preferred return to preferred OP units	5,006	4,973	2,935
Less: Amounts attributable to noncontrolling interests	150	10,054	1,752
Net income attributable to Sun Communities, Inc.	26,315	155,446	28,509
Less: Preferred stock distributions	8,946	13,793	6,133
Less: Preferred stock redemption costs	—	4,328	—
Net income attributable to Sun Communities, Inc., common stockholders	$17,369	$137,325	$22,376

The following table reconciles Net Income Attributable to Sun Communities, Inc. Common Stockholders to Funds from Operations (amounts in thousands except for per share data):

	Year Ended December 31,
	2016	2015	2014
Net income attributable to Sun Communities, Inc. common stockholders	$17,369	$137,325	$22,376
Adjustments:
Preferred return to preferred OP units	2,462	2,612	281
Amounts attributable to noncontrolling interests	(41)	9,644	1,086
Preferred distribution to Series A-4 preferred stock	—	—	76
Depreciation and amortization	221,576	178,048	134,252
Asset impairment charge	—	—	837
Gain on disposition of properties, net	—	(125,376)	(17,654)
Gain on disposition of assets, net	(15,713)	(10,125)	(6,705)
Funds from operations (FFO) attributable to Sun Communities, Inc. common stockholders and dilutive convertible securities	225,653	192,128	134,549

Adjustments:
Transaction costs	31,914	17,803	18,259
Other acquisition related costs	3,328	—	—
Income from affiliate transactions	(500)	(7,500)	—
Foreign currency exchange	5,005	—	—
Contingent liability re-measurement	181	—	—
Gain on acquisition of property	(510)	—	—
Gain on settlement	—	—	(4,452)
Hurricane related costs	1,172	—	—
Preferred stock redemption costs	—	4,328	—
Extinguishment of debt	1,127	2,800	—
Debt premium write-off	(839)	—	—
Deferred tax (benefit) expense	(400)	1,000	—
FFO attributable to Sun Communities, Inc. common stockholders and dilutive convertible securities excluding certain items	$266,131	$210,559	$148,356

Weighted average common shares outstanding - basic	65,856	53,686	41,337
Weighted average common shares outstanding - fully diluted	70,165	57,979	44,022

FFO attributable to Sun Communities, Inc. common stockholders and dilutive convertible securities per share - fully diluted	$3.22	$3.31	$3.06
FFO attributable to Sun Communities, Inc. common stockholders and dilutive convertible securities per share excluding certain items - fully diluted	$3.79	$3.63	$3.37

Outstanding Equity Awards at Fiscal Year-End

The following table provides certain information with respect to the value of all restricted share awards previously granted our named executive officers. None of the named executive officers hold any unexercised options.

Outstanding Equity Awards at Fiscal Year-End as of December 31, 2016

	Share Awards
Name	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested (1)
Gary A. Shiffman	16,668	$1,276,935	(2)
	13,334	$1,021,518	(3)
	40,000	$3,064,400	(4)
	97,500	$7,469,475	(5)
	5,000	$383,050	(6)
	33,333	$2,553,641	(7)
	25,000	$1,915,250	(8)
	50,000	$3,830,500	(9)
	25,000	$1,915,250	(10)
	18,750	$1,436,738	(11)
	37,500	$2,872,875	(12)
	18,750	$1,436,738	(13)
	18,750	$1,436,738	(14)

John B. McLaren	500	$38,305	(15)
	4,167	$319,234	(16)
	2,500	$191,525	(2)
	8,000	$612,880	(17)
	15,000	$1,149,150	(18)
	20,000	$1,532,200	(6)
	12,500	$957,625	(9)
	6,250	$478,813	(10)
	4,688	$359,148	(11)
	25,000	$1,915,250	(19)
	17,500	$1,340,675	(12)
	8,750	$670,338	(13)
	8,750	$670,338	(14)

Karen J. Dearing	500	$38,305	(15)
	2,500	$191,525	(16)
	3,334	$255,418	(2)
	4,000	$306,440	(17)
	15,000	$1,149,150	(18)
	25,000	$1,915,250	(6)
	10,000	$766,100	(9)
	5,000	$383,050	(10)
	3,750	$287,288	(11)
	20,000	$1,532,200	(20)
	10,000	$766,100	(12)
	5,000	$383,050	(13)
	5,000	$383,050	(14)

Jonathan M. Colman	3,000	$229,830	(18)
	8,000	$612,880	(21)

(1)	Value based on $76.61, the closing price of our common stock on NYSE on December 31, 2016.

(2)	These remaining shares will vest on May 6, 2017.

(3)	One-half of the remaining shares will vest on each of December 14, 2017 and December 14, 2018.

(4)	One-third of the remaining shares will vest on each of February 15, 2017, February 15, 2018 and February 15, 2019.

(5)	Thirty-five percent of the shares will vest on June 20, 2017, 20% of the shares will vest on June 20, 2018, and 5% of the shares will vest on each of June 20, 2019 and June 20, 2020.

(6)
Twenty percent of the shares will vest on June 30, 2018, 30% of the shares will vest on June 30, 2019, 35% of the shares will vest on June 30, 2020, 10% of the shares will vest on June 30, 2021 and 5% of the shares will vest on June 30, 2022.

(7)	One-half of the remaining shares will vest on each March 1, 2017 and March 1, 2018 based on certain market conditions.

(8)	One-half of the remaining shares will vest on each March 1, 2017 and March 1, 2018 based on certain performance conditions.

(9)
Twenty percent of the shares will vest on April 14, 2018, 30% of the shares will vest on April 14, 2019, 35% of the shares will vest on April 14, 2020, 10% of the shares will vest on April 14, 2021 and 5% of the shares will vest on April 14, 2022.

(10)	One-third of the shares will vest on each April 14, 2018, April 14, 2019 and April 14, 2020 based on certain market conditions.

(11)	One-third of the remaining shares will vest on each of April 14, 2017, April 14, 2018 and April 14, 2019 based on certain performance conditions.

(12)
Twenty percent of the shares will vest on March 20, 2019, 30% of the shares will vest on March 20, 2020, 35% of the shares will vest on March 20, 2021, 10% of the shares will vest on March 20, 2022 and 5% of the shares will vest on March 20, 2023.

(13)	One-third of the shares will vest on each March 20, 2019, March 20, 2020 and March 20, 2021 based on certain market conditions.

(14)	One-fourth of the shares will vest on each March 20, 2017, March 20, 2018, March 20, 2019 and March 20, 2020 based on certain performance conditions.

(15) These remaining shares will vest on February 5, 2018.

(16) These remaining shares will vest on January 1, 2017.

(17) Thirty percent of the shares will vest on February 20, 2017, 35% of the shares will vest on February 20, 2018, 10% of the shares will vest on February 20, 2019 and 5% of the shares will vest on February 20, 2020.

(18) Twenty percent of the shares will vest on February 15, 2017, 30% of the shares will vest on February 15, 2018, 35% of the shares will vest on February 15, 2019, 10% of the shares will vest on February 15, 2020 and 5% of the shares will vest on February 15, 2021.

(19)
Thirty-five percent of the shares will vest on May 19, 2018, 35% of the shares will vest on May 19, 2019, 20% of the shares will vest May 19, 2020, 5% of the shares will vest on May 19, 2021 and 5% of the shares will vest on May 19, 2022.

(20)
Thirty-five percent of the shares will vest on July 16, 2018, 35% of the shares will vest on July 16, 2019, 20% of the shares will vest July 16, 2020, 5% of the shares will vest on July 16, 2021 and 5% of the shares will vest on July 16, 2022.

(21)
Twenty percent of the shares will vest on February 12, 2018, 30% of the shares will vest on February 12, 2019, 35% of the shares will vest on February 12, 2020, 10% of the shares will vest on February 12, 2021 and 5% of the shares will vest on February 12, 2022.

Option Exercises and Stock Vested During Last Fiscal Year

The following table sets forth certain information concerning shares held by our named executive officers that vested during the fiscal year ended December 31, 2016:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Gary A. Shiffman	29,167	$2,019,231
	6,250	$430,188
	16,666	$1,014,793
	52,500	$3,776,850
	6,666	$486,218

John B. McLaren	4,167	$279,189
	2,000	$133,240
	1,562	$108,512
	2,500	$179,100

Karen J. Dearing	2,500	$167,500
	1,000	$66,620
	1,250	$86,038
	3,333	$238,776

Change in Control and Severance Payments

Under their employment agreements, we are obligated to make severance and change in control payments to Mr. Shiffman, Mr. McLaren and Ms. Dearing under certain circumstances. If any such executive is terminated without “cause” or for "good reason" as defined in his or her employment agreement, he or she is entitled to any accrued but unpaid salary, incentive compensation and benefits through the effective date of termination. In addition, subject to the execution of a general release and continued compliance with his or her non-competition and confidentiality covenants, Mr. Shiffman is entitled to a continuation of salary for up to 18 months after termination, and each of Ms. Dearing and Mr. McLaren is entitled to a continuation of salary for up to 12 months after termination. If Mr. Shiffman’s, Mr. McLaren’s or Ms. Dearing’s employment is terminated due to death or disability, he or she or his or her successors and assigns, is entitled to any accrued but unpaid salary, incentive compensation and benefits through the effective date of termination. In addition, Mr. Shiffman, Mr. McLaren and Ms. Dearing are entitled to a continuation of salary for up to 24 months after death or disability.

If there is a change of control of the Company and any of the following events has occurred: (i) we terminate the employment of Mr. Shiffman, Mr. McLaren or Ms. Dearing without "cause" (as defined in his or her employment agreement) within two years after the date of such change of control, (ii) any of Mr. Shiffman, Mr. McLaren or Ms. Dearing terminate his or her employment for "good reason" (as defined in his or her employment agreement) within two years after the date of such change or control, or (iii) the form of such change of control transaction is a sale by the Company of all or substantially all of its assets and the Company or its successor does not expressly assume the employment agreement of Mr. Shiffman, Mr. McLaren or Ms. Dearing, then we are obligated to pay Mr. Shiffman, Mr. McLaren or Ms. Dearing, as applicable, an amount equal to 2.99 times his or her then current base salary, and to continue to provide him or her health and insurance benefits for up to one year. In addition, in the case of any such triggering event, all stock options or other stock based compensation awarded to Mr. Shiffman, Mr. McLaren, or Ms. Dearing will become fully vested and immediately exercisable and may be exercised by him or her at any time within one year after the triggering event.

Under any of the foregoing events of termination or change of control, all stock options and other stock based compensation awarded to the applicable executive shall become fully vested and immediately exercisable.

The following tables describe the potential payments upon termination without cause, a termination due to death or disability or after a change of control (and associated termination of the executives) for the following named executive officers:

Termination Without Cause

Name	Cash Payment (1)	Acceleration of Vesting of Stock Awards (2)	Benefits (3)	Total
Gary A. Shiffman	$1,037,756	$30,612,207	$—	$31,649,963
John B. McLaren	$525,000	$10,235,479	$—	$10,760,479
Karen J. Dearing	$425,000	$8,356,925	$—	$8,781,925
Jonathan M. Colman	$—	$—	$—	$—

Termination Due to Death or Disability

Name	Cash Payment (1)	Acceleration of Vesting of Stock Awards (2)	Benefits (3)	Total
Gary A. Shiffman	$1,383,674	$30,612,207	$—	$31,995,881
John B. McLaren	$1,050,000	$10,235,479	$—	$11,285,479
Karen J. Dearing	$850,000	$8,356,925	$—	$9,206,925
Jonathan M. Colman	$—	$842,710	$—	$842,710

Change of Control

Name	Cash Payment (1)	Acceleration of Vesting of Stock Awards (2)	Benefits (3)	Total
Gary A. Shiffman	$2,068,593	$30,612,207	$10,512	$32,691,312
John B. McLaren	$1,569,750	$10,235,479	$10,512	$11,815,741
Karen J. Dearing	$1,270,750	$8,356,925	$10,512	$9,638,187
Jonathan M. Colman	$—	$842,710	$—	$842,710
(1) Assumes a termination on December 31, 2016 and payments based on base salary without taking into account any accrued incentive based compensation as of December 31, 2016 for each executive for the periods specified above.

(2)	Calculated based on a termination as of December 31, 2016 and the fair market value of our common stock on NYSE as of December 31, 2016.

(3)	Reflects continuation of health benefits, life insurance and accidental death and disability insurance for the periods specified above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Brian M. Hermelin, Clunet R. Lewis and Ronald L. Piasecki served as members of the Compensation Committee of our Board during 2016. None of the members of the Compensation Committee has been or will be one of our officers or employees. We do not have any interlocking relationships between our executive officers and the Compensation Committee and the executive officers and compensation committees of any other entities, nor has any such interlocking relationship existed in the past.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this document.

Respectfully submitted,
Members of the Compensation Committee:
Brian M. Hermelin (Chairman)
Clunet R. Lewis
Ronald L. Piasecki

PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The third proposal to be considered at the Annual Meeting will be a non-binding advisory vote on executive compensation. Section 14A of the Exchange Act requires us to allow stockholders an opportunity to cast a non-binding advisory vote on executive compensation as disclosed in this Proxy Statement. The following proposal, commonly known as a “say on pay” proposal, gives stockholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2016 executive compensation programs and policies and the compensation paid to our “named executive officers” listed in the Summary Compensation Table above.

“RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to the SEC’s rules and regulations, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion is, hereby approved on an advisory basis.”

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objectives of our executive compensation program are to attract and retain a skilled executive team to manage, lead and direct our personnel and capital to obtain the best possible economic results. The compensation of our executive officers reflects the success of our management team in attaining certain operational goals which leads to the success of the company and serves the best interests of our stockholders.

This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to the named executive officers. Your non-binding advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to improve the alignment of our executive compensation programs with our interests and the interests of our stockholders, and is consistent with our commitment to high standards of corporate governance.

Vote Required

Advisory approval of this say on pay proposal requires the affirmative vote of holders of a majority of all the votes cast in person or by proxy at the Annual Meeting. Abstentions will not be counted as votes cast for the say on pay proposal and do not represent votes cast for or against the advisory approval of the proposal. Brokers are not empowered to vote on the say on pay proposal without instruction from the beneficial owner of the shares and thus broker non-votes likely will result. Since broker non-votes are not considered votes cast on the say on pay proposal, they will not be counted in determining whether the say on pay proposal is approved. Because the vote on this proposal is non-binding and advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the Board; it will not create or imply any additional fiduciary duty on the part of the Board; and it will not restrict or limit the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. To the extent there is any significant vote against our named executive officer compensation as disclosed in this Proxy Statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders. The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the executive compensation of our named executive officers as disclosed in this Proxy Statement.

PROPOSAL NO. 4

NON-BINDING ADVISORY VOTE ON THE FREQUENCY
OF STOCKHOLDERS VOTES ON EXECUTIVE COMPENSATION

The fourth proposal to be considered at the Annual Meeting will be a non-binding advisory vote on the frequency of stockholders votes on executive compensation.  Section 14A of the Exchange Act requires us to submit a non-binding, advisory resolution to stockholders at least once every six years to determine whether advisory votes on executive compensation should be held every one, two or three years.  Accordingly, stockholders are being asked to vote on the following resolution:

“RESOLVED, that the stockholders of Sun Communities, Inc. advise that an advisory resolution with respect to executive compensation should be presented every one, two or three years as reflected by their votes for each of these alternatives in connection with this resolution.”

In voting on this resolution, you should mark your proxy for one, two or three years based on your preference as to the frequency with which an advisory vote on executive compensation should be held.  If you have no preference you should abstain from voting.

The optimal frequency of vote necessarily turns on a judgment about the relative benefits and burdens of each of the options.  There have been diverging views expressed on this question and the Board believes there is a reasonable basis for each of the options.  The Board believes that an annual vote is needed to give stockholders the opportunity to react promptly to emerging trends in compensation, provide feedback before those trends become pronounced over time, and give the Board and the Compensation Committee the opportunity to evaluate individual compensation decisions each year in light of the ongoing feedback from stockholders.  For that reason, the Board recommends a vote for the holding of advisory votes on executive compensation every year.

Vote Required

The one-year, two-year or three-year frequency receiving the affirmative vote of holders of a majority of the votes cast will be the frequency approved.  In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by stockholders.  Since abstentions and broker non-votes are not considered votes cast, they will not be counted in determining the frequency option approved.  Because the vote on this proposal is advisory in nature, it will not be binding on or overrule any decisions by the Board; will not create or imply any additional fiduciary duty on the part of the Board; and will not restrict or limit the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation.  The Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

Recommendation

The Board recommends that you vote to conduct an advisory vote on executive compensation each year at the annual meeting of stockholders. Proxies solicited by the Board will be voted for an advisory vote on executive compensation to be held every year unless instructions to withhold or to the contrary are given.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors, executive officers and beneficial owners of more than 10% of our capital stock to file reports of ownership and changes of ownership with the SEC and the NYSE. Based solely on our review of the copies of such reports received by us, and written representations from certain reporting persons, we believe, that, during the year ended December 31, 2016, our directors, executive officers and beneficial owners of more than 10% of our common stock have complied with all filing requirements applicable to them, with the exception that Mr. McLaren failed to timely file six reports disclosing the sale of 257 shares of common stock in the aggregate and the purchase of seven shares of stock during reporting years 2012 through 2015, which shares were held indirectly in his 401(k) account.  These changes were unintentionally omitted from previous filings with the SEC, but have been reported as of the date of this filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, based upon information available to us, as of March 21, 2017, the shareholdings of: (a) each person known to us to be the beneficial owner of more than five percent (5%) of our common stock; (b) each of our directors; (c) each named executive officer listed in the Summary Compensation Table; and (d) all of our named executive officers and directors as a group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares(1)
Gary A. Shiffman 27777 Franklin Road Suite 200 Southfield, Michigan 48034	2,373,142	(2)	3.20%
John B. McLaren 27777 Franklin Road Suite 200 Southfield, Michigan 48034	160,953		*
Karen J. Dearing 27777 Franklin Road Suite 200 Southfield, Michigan 48034	147,035		*
Jonathan M. Colman 27777 Franklin Road Suite 200 Southfield, Michigan 48034	36,985		*
Stephanie W. Bergeron 27777 Franklin Road Suite 200 Southfield, Michigan 48034	18,600		*
Brian M. Hermelin 27777 Franklin Road Suite 200 Southfield, Michigan 48034	9,200		*
Ronald A. Klein 27777 Franklin Road Suite 2500 Southfield, Michigan 48034	9,200		*
Clunet R. Lewis 27777 Franklin Road Suite 200 Southfield, Michigan 48034	65,034	(3)	*
Ronald L. Piasecki 27777 Franklin Road Suite 200 Southfield, Michigan 48034	86,892	(4)	*
Arthur A. Weiss 27777 Franklin Road Suite 200 Southfield, Michigan 48034	774,130	(5)	1.05%
The Vanguard Group, Inc.(6) 100 Vanguard Blvd. Malvern, PA 19355	10,204,983		13.84%
Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc. and Cohen & Steers UK Limited(7) 280 Park Ave., 10th Floor New York, NY 10017	9,833,034		13.34%
BlackRock, Inc.(8) 55 East 52nd Street New York, NY 10022	4,496,269		6.10%
Vanguard Specialized Funds - Vanguard REIT Index Fund 9) 100 Vanguard Blvd. Malvern, PA 19355	5,221,712		7.08%
Daiwa Asset Management Co. Ltd.(10) GranTokyo North Tower 9-1 Marunouc hi 1-c home, Chiyoda-ku Tokyo, Japan 10 0 -6753	3,877,167		5.26%
FMR LLC, Abigail P. Johnson(11) 245 Summer Street Boston, MA 02210	5,204,853		7.06%
CBRE Clarion Securities, LLC(12) 201 King of Prussia Road Suite 600 Radnor, PA 19087	4,268,499		5.79%
All executive officers and directors as a group (10 persons) (13)	3,085,536		4.15%
* Less than one percent (1%) of the outstanding shares.

(1)
In accordance with SEC regulations, the percentage calculations are based on 73,738,983 shares of common stock issued and outstanding as of March 21, 2017, plus shares of common stock which may be issued within 60 days of March 21, 2017, to each individual or group listed upon the exercise, conversion or exchange of options, common OP units issued by Sun Communities Operating Limited Partnership (“SCOLP”), and Aspen preferred OP units issued by SCOLP. As of March 21, 2017, (a) each common OP unit was convertible into one share of common stock and (b) each Aspen preferred OP unit was convertible into 0.37467 shares of common stock.

(2)
Includes: (a) 394,141 Common OP units convertible into 394,141 shares of common stock; (b) 453,841 shares of common stock owned by certain limited liability companies of which Mr. Shiffman is a member and a manager, and (c) 141,794 Common OP units convertible into 141,794 shares of common stock owned by certain limited liability companies of which Mr. Shiffman is a member and a manager.

(3)
Includes: (a) 16,234 shares of common stock owned by Mr. Lewis' wife's IRA, Mr. Lewis disclaims beneficial ownership of the 16,234 shares of common stock held by his wife's IRA and (b) 20,000 common OP units convertible into 20,000 shares of common stock.

(4)	Includes: (a) 17,437 common OP units convertible into 17,437 shares of common stock, and (b) 139,735 Aspen preferred OP units convertible into 52,355 shares of common stock as of March 21, 2017.

(5)
Includes: (a) 16,938 shares of common OP units convertible into 16,938 shares of common stock held by the Arthur A. Weiss Revocable Trust, (b) 453,841 shares of common stock and 141,794 common OP units convertible into 141,794 shares of common stock owned by certain limited liability companies of which Mr. Weiss is a manager (the "Managed LLCs"), and (c) 87,397 shares of common stock and 53,412 common OP units convertible into 53,412 shares of common stock held by trusts of which Mr. Weiss is the trustee. Mr. Weiss does not have a pecuniary interest in any of the trusts or the Managed LLCs described above and, accordingly, Mr. Weiss disclaims beneficial ownership of the 541,238 shares of common stock and the 195,206 common OP units held by such entities.

(6)
According to the Schedule 13G/A for the year ended December 31, 2016, and filed with the SEC on February 9, 2017, The Vanguard Group, Inc., in its capacity as an investment advisor, beneficially own 10,204,983 shares of our common stock.

(7)
According to the Schedule 13G/A for the year ended December 31, 2016, and filed with the SEC on February 14, 2017, Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc., and Cohen & Steers UK Limited, in their capacity as investment advisor and parent holding company or control person, beneficially own 9,833,034 shares of our common stock in the aggregate.

(8)
According to the Schedule 13G/A for the year ended December 31, 2016, and filed with the SEC on January 27, 2017, BlackRock, Inc., in its capacity as a parent holding company or control person, beneficially owns 4,496,269 shares of our common stock.

(9)
According to the Schedule 13G/A for the year ended December 31, 2016, and filed with the SEC on February 14, 2107, Vanguard Specialized Funds- Vanguard REIT Index Fund, in its capacity as an investment company, beneficially owns 5,221,712 shares of our common stock.

(10)
According to the Schedule 13G/A for the year ended December 31, 2016, and filed with the SEC on February 7, 2017, Daiwa Asset Management Co. Ltd., in its capacity is a non-U.S. Institution, beneficially owns 3,877,167 shares of our common stock.

(11)
According to the Schedule 13G/A for the year ended December 31, 2016, and filed with the SEC on February 14, 2017, each of FMR LLC, in its capacity as a parent holding company or control person and Abigail P. Johnson, a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC, beneficially own 5,204,853 shares of our common stock.

(12)
According to the Schedule 13G/A for the year ended December 31, 2016, and filed with the SEC on February 13, 2017, CBRE Clarion Securities, LLC, in its capacity as an investment advisor, beneficially owns 4,268,499 shares of our common stock.

(13)	Includes (a) 643,722 common OP units convertible into 643,722 shares of common stock and (b) 139,735 Aspen preferred OP units convertible into 52,355 shares of common stock.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table reflects information about the securities authorized for issuance under our equity compensation plans as of December 31, 2016.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a)
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by stockholders	4,500	$32.27	1,585,974
Equity compensation plans not approved by stockholders	—	—	—
Total	4,500	$32.27	1,585,974

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Relationship with Equity Affiliates

Lease of Executive Offices

Gary A. Shiffman, together with certain of his family members, indirectly owns a 16.75% equity interest in American Center LLC, the entity from which we lease office space for our principal executive offices. Each of Brian M. Hermelin, Ronald A. Klein, and Arthur A. Weiss indirectly owns a less than one percent interest in American Center LLC. Mr. Shiffman is our Chief Executive Officer and Chairman of the Board. Each of Mr. Hermelin, Mr. Klein, and Mr. Weiss is a director of the Company. Under this agreement, we lease approximately 71,513 rentable square feet of permanent space, and 9,140 rentable square feet of temporary space. The initial term of the lease is until October 31, 2026, and the base rent is $17.45 per square foot (gross) until October 31, 2017, for both permanent and temporary space, with graduated rental increases thereafter. Each of Mr. Shiffman, Mr. Hermelin, Mr. Klein, and Mr. Weiss may have a conflict of interest with respect to his obligations as our officer and/or director and his ownership interest in American Center LLC.

Legal Counsel

During 2016, Jaffe, Raitt, Heuer, & Weiss, Professional Corporation acted as our general counsel and represented us in various matters. Arthur A. Weiss is the Chairman of the Board of Directors and a shareholder of such firm. We incurred legal fees and expenses owed to Jaffe, Raitt, Heuer, & Weiss of approximately $8.0 million, $4.6 million, and $7.5 million in the years ended December 31, 2016, 2015, and 2014, respectively.

Tax Consequences Upon Sale of Properties

Gary A. Shiffman holds limited partnership interests in the Operating Partnership which were received in connection with the contribution of properties from partnerships previously affiliated with him. Prior to any redemption of these limited partnership interests for our common stock, Mr. Shiffman will have tax consequences different from those on us and our public stockholders upon the sale of any of these partnerships. Therefore, we and Mr. Shiffman may have different objectives regarding the appropriate pricing and timing of any sale of those properties.

Policies and Procedures for Approval of Related Party Transactions

None of our executive officers or directors (or any family member or affiliate of such executive officer or director) may enter into any transaction or arrangement with us that reasonably could be expected to give rise to a conflict of interest without the prior approval of the NCG Committee. Any such transaction or arrangement must be promptly reported to the NCG Committee or the full Board. Any such disclosure provided by an executive officer or director is reviewed by the NCG Committee and approved or disapproved. In determining whether to approve such a transaction or arrangement, the NCG Committee takes into account, among other factors, whether the transaction was on terms no less favorable to us than terms generally available to third parties and the extent of the executive officer’s or director’s involvement in such transaction or arrangement.

The current policy was adopted and approved in 2004. All related party transactions disclosed above were approved by either the NCG Committee or the full Board.

STOCKHOLDERS PROPOSALS FOR THE 2017 ANNUAL MEETING
In order to be considered for inclusion in our proxy statement and on the proxy card that will be solicited by the Board in connection with the 2018 annual meeting of stockholders, stockholder proposals intended to be presented at the 2018 annual meeting of stockholders must be received by our Secretary no later than December 1, 2017.
In addition, if a stockholder desires to bring business before an annual meeting of stockholders, which is not the subject of a proposal for inclusion in our proxy materials, the stockholder must follow the advance notice procedures outlined in our bylaws. These advance notice procedures are the same as the advance notice procedures for stockholder nominated directors, which are described under "Board of Directors and Corporate Governance - Consideration of Director Nominees - Consideration of Stockholder Nominated Directors" above. Our bylaws provide that: (i) with respect to an annual meeting of stockholders, nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made only (a) pursuant to our notice of the meeting, (b) by or at the direction of the Board of Directors, or (c) by any stockholder who was a stockholder of record at the time of giving of notice provided for in the bylaws and at the time of the annual meeting, is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the bylaws; and (ii) with respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders, and nominations of persons for election to the Board of Directors may be made (a) pursuant to our notice of meeting, (b) by or at the direction of the Board of Directors, or (c) provided that the Board of Directors has determined that directors shall be elected at such special meeting, by any stockholder who is a stockholder of record both at the time of giving of notice provided for in the bylaws and at the time of the special meeting, is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the bylaws.

OTHER MATTERS
The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, it is intended that the persons named in the accompanying proxy and acting thereunder will vote in accordance with their best judgment on such matters.

By Order of the Board of Directors
Dated: March 30, 2017	/s/ Karen J. Dearing
Secretary

Appendix A

Sun Communities, Inc.

Fifth Amended and Restated Audit Committee Charter

1.	General Statement of Purpose

The purposes of the Audit Committee of the Board of Directors (the “Audit Committee”) of Sun Communities, Inc. (the “Company”) are to:

•
assist the Board of Directors (the “Board”) in its oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the qualifications, independence and performance of the Company’s independent auditors, and (4) the performance of the Company’s internal audit function; and

•	prepare the Audit Committee Report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

2.	Composition

The Audit Committee shall consist of at least three (3) members of the Board, each of whom shall satisfy the independence requirements established by the New York Stock Exchange Listed Company Manual for listing on the exchange and all other applicable legal and regulatory requirements. All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices and at least one (1) member of the Audit Committee shall be an “audit committee financial expert” (as defined in Item 401(h) of Regulation S-K).

The members of the Audit Committee shall be selected by the Board and shall serve until their successors shall be duly selected and qualified or until their earlier death, retirement, resignation or removal. The Board shall have the power, at any time, to change the membership of the Audit Committee and to fill vacancies on it, subject to such new member(s) satisfying the independence, experience and financial expertise requirements referred to in this Charter. The Board shall designate one (1) member of the Audit Committee to be Chairman of the committee.

No member of the Audit Committee may simultaneously serve on the audit committee of more than three (3) issuers having securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee.

3.	Compensation

A member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board or any other committee established by the Board, receive directly or indirectly any consulting, advisory or other compensatory fee from the Company.

4.	Meetings

The Audit Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this Charter, but not less frequently than quarterly. Such meetings shall be in person or by conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. A majority of the members of the Audit Committee shall constitute a quorum for purposes of holding a meeting and the Audit Committee may act by a vote of a majority of the members present at such meeting. In lieu of a meeting, the Audit Committee may act by unanimous written consent. The Chairman of the Audit Committee, in consultation with the other Audit Committee members and management, may determine the frequency and length of the Audit Committee meetings and may set meeting agendas consistent with this Charter.

Periodically, the Audit Committee shall also meet separately with the Company’s management, internal auditors (or other personnel responsible for the internal audit function) and independent auditors.

5.	Responsibilities and Authority

A.
Review of Charter. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend to the Board any amendments or modifications to the Charter that the Audit Committee deems appropriate.

B.	Annual Performance Evaluation of the Audit Committee. At least annually, the Audit Committee shall evaluate its own performance and composition and report the results of such evaluation to the Board.

C.
Annual Performance Evaluation of the Chief Financial Officer. At least annually, the Audit Committee shall evaluate the performance and effectiveness of the Company’s Chief Financial Officer (or other officer serving a similar role) and report the results of such evaluation to the Company’s Compensation Committee.

D.	Matters Relating to Selection, Performance and Independence of Independent Auditor

(i)
The Audit Committee shall be solely responsible for the appointment, retention and termination, and for determining the compensation, of the Company’s independent auditor engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or other services for the Company (the “Independent Auditor”), including, without limitation, approving the engagement letter of the Independent Auditor on an annual basis. The Audit Committee may consult with management in fulfilling these duties, but may not delegate these responsibilities to management.

(ii)
The Audit Committee shall be directly responsible for oversight of the work of the Independent Auditor (including resolution of disagreements between management and the Independent Auditor regarding financial reporting).

(iii)
The Audit Committee shall pre-approve all auditing services and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the Public Company Accounting Oversight Board) to be provided to the Company by the Independent Auditor; provided, however, the pre-approval requirement is waived with respect to the provision of non-audit services for the Company if the “de minimus” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. This authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who shall present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.

(iv)
The Audit Committee shall request that the Independent Auditor provide it with the written disclosures and the letter required by Independence Standards Board Standard No. 1, as modified or supplemented, require that the Independent Auditor submit to the Audit Committee on a periodic basis a formal written statement delineating all relationships between the Independent Auditor and the Company, discuss with the Independent Auditor any disclosed relationships or services that may impact the objectivity and independence of the Independent Auditor, and based on such disclosures, statement and discussion take or recommend that the Board take appropriate action in response to the Independent Auditor’s report to satisfy itself of the Independent Auditor’s independence.

(v)	The Audit Committee shall evaluate the Independent Auditor’s qualifications, performance and independence. As part of such evaluation, at least annually, the Audit Committee shall:

(a)
obtain and review a report or reports from the Independent Auditor describing (1) the Independent Auditor’s internal quality-control procedures, (2) any material issues raised by the most recent internal quality-control review or peer review of the Independent Auditors or by any inquiry or investigation by government or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the Independent Auditors, and any steps taken to address any such issues, and (3) in order to assess the Independent Auditor’s independence, all relationships between the Independent Auditor and the Company;

(b)	review and evaluate the performance of the Independent Auditor and the lead partner; and

(c)	assure the regular rotation of the audit partners (including, without limitation, the lead and concurring partners) as required under the Exchange Act and Regulation S-X.

(vi)	The Audit Committee shall set clear policies with respect to the potential hiring of current or former employees of the Independent Auditor.

E.	Financial Statements and Audit

(i)
The Audit Committee shall review the overall audit plan (both internal and external) with the Independent Auditor and the members of management who are responsible for preparing the Company’s financial statements, including the Company’s Chief Financial Officer and/or principal accounting officer or principal financial officer (the Chief Financial Officer and such other officer or officers are referred to collectively as the “Senior Accounting Executive”).

(ii)
The Audit Committee shall review and discuss with management (including the Company’s Senior Accounting Executive) and with the Independent Auditor the Company’s annual audited financial statements, including (1) all critical accounting policies and practices used or to be used by the Company, (2) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to the filing of the Company’s Annual Report on Form 10-K, and (3) any significant financial reporting issues that have arisen in connection with the preparation of such audited financial statements.

(iii)	The Audit Committee shall review and discuss with the Independent Auditor any audit problems or difficulties and management’s response to such problems or difficulties.

(iv)
The Audit Committee shall discuss with the Independent Auditor those matters brought to the attention of the Audit Committee by the Independent Auditor pursuant to Statement on Auditing Standards No. 61, as amended (“SAS 61”).

(v)	The Audit Committee shall also review and discuss with the Independent Auditors the report required to be delivered by it pursuant to Section 10A(k) of the Exchange Act.

(vi)
If brought to the attention of the Audit Committee, the Audit Committee shall discuss with the CEO and CFO of the Company (1) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act, within the time periods specified in the SEC’s rules and forms, and (2) any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting.

(vii)
The Audit Committee shall recommend to the Board whether the Company’s audited financial statements should be included in the Company’s Annual Report on Form10-K. The Audit Committee shall also discuss with management and the Independent Auditor the Company’s quarterly financial statements and related disclosure under “Management’s Discussion of and Analysis of Financial Condition and Results of Operations” prior to the filing of each Quarterly Report on Form 10-Q.

(viii)
The Audit Committee shall prepare the Audit Committee report required by Item 407(d) of Regulation S-K (or any successor provision) promulgated by the SEC to be included in the Company’s annual proxy statement.

F.
Internal Auditors. At least annually, the Audit Committee shall evaluate the performance, responsibilities, budget and staffing of the Company’s internal audit function and review the internal audit plan. Such evaluation may include a review of the responsibilities, budget and staffing of the Company’s internal audit function with the Independent Auditor.   The Audit Committee may, from time to time, adopt an Internal Audit Charter further defining the responsibilities of the internal audit function and the oversight of the Audit Committee.

G.
Earnings Press Releases. The Audit Committee shall generally discuss the types of information included in the Company’s earnings releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

H.
Risk Assessment and Management. The Audit Committee shall discuss the guidelines and policies that govern the process by which the Company’s exposure to risk is assessed and managed by management and shall discuss with the Company’s counsel and management, legal matters, including securities trading policies, that may have a material impact on the Company’s financial statement or compliance policies of procedures.

I.
Procedures for Addressing Complaints and Concerns. The Audit Committee shall establish, review and assess procedures for (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

J.
Regular Reports to the Board. The Audit Committee shall regularly report to and review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Independent Auditor, the performance of the internal audit function and any other matters that the Audit Committee deems appropriate or is requested to review for the benefit of the Board.

6.	Additional Authority

The Audit Committee is authorized, on behalf of the Board, to do any of the following:

A.
Engagement of Advisors. The Audit Committee may engage independent counsel and such other advisors it deems necessary to carry out its responsibilities and powers, and, if such counsel or other advisors are engaged, shall determine the compensation or fees payable to such counsel or other advisors.

B.	General

(i)	The Audit Committee may perform such other oversight functions outside of its stated purpose as may be requested by the Board from time to time.

(ii)
In performing its oversight function, the Audit Committee shall be entitled to rely upon advice and information that it receives in its discussions and communications with management, the Independent Auditor and such experts, advisors and professionals as may be consulted with by the Audit Committee.

(iii)
The Audit Committee is authorized to request that any officer or employee of the Company, the Company’s outside legal counsel, the Independent Auditor or any other professional retained by the Company to render advice to the Company attend a meeting of the Audit Committee or meet with any members of or advisors to the Audit Committee.

Notwithstanding the responsibilities and powers of the Audit Committee set forth in this Charter, the Audit Committee does not have the responsibility of planning or conducting audits of the Company’s financial statements or determining whether the Company’s financial statements are complete, accurate and in accordance with GAAP.

ADOPTED:    October 20, 2016.

SUN COMMUNITIES, INC.
ATTN: Investor Relations
27777 FRANKLIN ROAD, SUITE 200
SOUTHFIELD, MI 48034

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of seven Directors to serve until our 2018 annual meeting of stockholders.

Nominees	For	Against	Abstain
1A Stephanie W. Bergeron	☐	☐	☐
1B Brian M. Hermelin	☐	☐	☐
1C Ronald A. Klein	☐	☐	☐
1D Clunet R. Lewis	☐	☐	☐
1E Gary A. Shiffman	☐	☐	☐
1F Arthur A. Weiss	☐	☐	☐

	For	Against	Abstain
2. Ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐
3. To approve, by non-binding vote, executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years
4. To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐

NOTE: The appointed proxies are authorized to vote upon all matters incidental to the conduct of the Annual Meeting and such other business as may properly come before the Annual Meeting in accordance with their best judgment.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000328232_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com

SUN COMMUNITIES, INC.
Annual Meeting of Stockholders
May 18, 2017 11:00 AM EDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Gary A. Shiffman and Karen J. Dearing, or either of them, as attorneys and proxies of the undersigned stockholder, with full power of substitution, to vote on behalf of the undersigned and in his or her name and stead, all shares of the common stock of Sun Communities, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Company's Annual Meeting of Stockholders to be held at 27777 Franklin Road, Suite 100, Southfield, Michigan 48034 on Thursday, May 18, 2017 at 11:00 a.m. EDT, and at any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000328232_2 R1.0.1.15